EXHIBIT 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

TWIN EAGLE RESOURCE MANAGEMENT, LLC

AND

BLACK HILLS NON-REGULATED HOLDINGS LLC

FOR THE PURCHASE OF CAPITAL STOCK

OF

ENSERCO ENERGY INC.

Dated January 18, 2012

TABLE OF CONTENTS

ARTICLE 1	PURCHASE OF SHARES 1

1.1	Sale of Shares 1

ARTICLE 2	PURCHASE PRICE AND ADJUSTMENTS 1

2.1	Purchase Price Determination 1

2.2	Valuation Methodology 2

2.3	Estimated Purchase Price 4

2.4	Distributable Cash 5

2.5	Payment of Estimated Purchase Price 5

2.6	Post-Closing Adjustment 6

2.7	Miscellaneous Purchase Price Provisions 8

2.8	Foreign Tax Credit 8

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER 8

3.1	Organization and Good Standing 8

3.2	Capitalization 9

3.3	Authority and Authorization; Conflicts; Consents 10

3.4	Financial Statements and Undisclosed Liabilities 11

3.5	Taxes 12

3.6	Litigation and Orders 13

3.7	Compliance with Law 13

3.8	Contracts 14

3.9	Certain Assets 16

3.10	Certain Accounts 16

3.11	Real Property 16

3.12	Environmental Matters 16

3.13	Intellectual Property 18

3.14	Absence of Certain Events 19

3.15	Insurance 19

3.16	Employee Benefits 19

3.17	Employees and Labor Relations 20

3.18	Credit Support; Pre-Paid Deposits 20

3.19	Commodities 21

3.20	Brokers 22

3.21	Accounts Receivable 22

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER 22

4.1	Organization and Good Standing 22

4.2	Authority and Authorization; Conflicts; Consents 22

4.3	Litigation and Orders 23

4.4	Availability of Funds 23

4.5	Securities 23

4.6	Brokers 23

ARTICLE 5	CERTAIN COVENANTS 24

5.1	Certain Actions to Close Transactions 24

5.2	Pre-Closing Conduct of Business 24

5.3	HSR Act Compliance; FPA Approval 26

5.4	Access to Information. 27

5.5	Further Assurances 28

5.6	Confidentiality and Publicity 28

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5.7	[Intentionally Omitted] 29

5.8	Certain Tax Matters 29

5.9	Employee Matters 31

5.10	Company Credit Support; Company Credit Facility 31

5.11	Calgary Lease 32

5.12	Sublease for the Denver Office 32

5.13	Trading and Support Software 32

5.14	Accounts 32

5.15	Conversion to an LLC 32

5.16	Transition Services Agreement 33

ARTICLE 6	CLOSING; CLOSING DELIVERIES; TERMINATION 33

6.1	Closing 33

6.2	Closing Deliveries by Seller 33

6.3	Closing Deliveries by Buyer 34

6.4	Termination of Agreement 35

6.5	Effect of Termination 35

6.6	Failure to Consummate Transactions; Liquidated Damages 36

ARTICLE 7	CONDITIONS TO OBLIGATIONS TO CLOSE 37

7.1	Conditions to Obligation of Buyer to Close 37

7.2	Conditions to Obligation of Seller to Close 38

ARTICLE 8	INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES 39

8.1	Indemnification by Seller 39

8.2	Indemnification by Buyer 39

8.3	Certain Limitations and Other Matters Regarding Claims 39

8.4	Certain Survival Periods 40

8.5	Notice of Claims and Procedures 40

8.6	Materiality Qualifiers 41

8.7	Reduction for Insurance, Taxes and Other Offsets 41

8.8	Effect of Purchase Price Adjustment 42

8.9	Indemnification Adjusts Purchase Price for Tax Purposes 42

8.10	Certain Disclaimers 42

ARTICLE 9	CERTAIN GENERAL TERMS AND OTHER AGREEMENTS 42

9.1	Notices 42

9.2	Expenses 43

9.3	Interpretation; Construction 43

9.4	Parties in Interest; Third-Party Beneficiaries 44

9.5	Governing Law 44

9.6	Sole and Exclusive Remedies 45

9.7	Jurisdiction, Venue and Waiver of Jury Trial 45

9.8	Entire Agreement; Amendment; Waiver 45

9.9	Assignment; Binding Effect 46

9.10	Severability 46

9.11	Counterparts 46

9.12	Schedules 46

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Annexes, Exhibits, and Schedules
Annexes

Annex A	Certain Definitions

iii

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 18, 2012, by and between TWIN EAGLE RESOURCE MANAGEMENT, LLC, a Delaware limited liability company (“Buyer”), and Black Hills Non-regulated Holdings, LLC, a South Dakota limited liability company (“Seller”), regarding the purchase of shares of capital stock of enserco energy inc., a South Dakota corporation (the “Company”).
Capitalized terms used in this Agreement that are not otherwise defined herein have the meanings ascribed to such terms in Annex A.
Recitals
A.    Seller owns 7,000 shares of common stock of the Company, which represents all of the issued and outstanding shares of capital stock of the Company (the “Shares”).
B.    Seller desires to sell, assign and transfer to Buyer, and Buyer desires to purchase from Seller, all of the Shares, upon and subject to the terms herein.
Agreement
In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, each Party hereby agrees as follows:
ARTICLE 1
PURCHASE OF SHARES
1.1    Sale of Shares. Upon and subject to the terms herein, at Closing, Seller will sell, assign and transfer to Buyer, and Buyer will purchase from Seller, all of the Shares, free and clear of all Encumbrances (other than restrictions imposed by securities laws applicable to securities generally and rights of Buyer hereunder).
ARTICLE 2
PURCHASE PRICE AND ADJUSTMENTS
2.1    Purchase Price Determination. Buyer will pay to Seller the “Purchase Price,” which will be determined as follows (each of the following in Section 2.1(b) through (f) is sometimes referred to herein as a “Purchase Price Component”):

(a)$49,100,000; plus

(b)the Trade Book Value (which may be a positive or negative number); plus

(c)the amount by which Net Working Capital exceeds the Net Working Capital Baseline (for purposes of clarity, it is understood that the Distributable Cash shall be distributed to Seller prior to Closing and will not be included in Net Working Capital); plus

(d)the amount of all capital expenditures, capital leases, and investments in or loans to third parties incurred and funded after the date hereof but prior to Closing, less any return of capital with respect to such capital expenditures, capital leases and investments prior to Closing (the “Investments”), but only to the extent such Investments were approved by Buyer in accordance with Section 5.2 (for the avoidance of doubt, Buyer has approved the Company's anticipated Investment in the Gascoyne rail transloading facilities in an amount not to exceed $800,000 without further approval of Buyer in accordance with Section 5.2); plus

(e)the Net Book Value of Non-Current Assets and Liabilities (which may be a positive or negative number); plus

(f)the Business Curtailment Losses pursuant to Section 5.2, if any; plus

(g)the Conversion Costs pursuant to Section 5.15, if any;

provided, however, in no event will the aggregate Purchase Price payable by Buyer to Seller exceed $175,000,000 (the “Purchase Price Cap”).

2.2    Valuation Methodology. For purposes of the Purchase Price, the following Purchase Price Components will be determined in the following manner:

(a)	Trade Book Value.

(1)“Trade Book Value” will be the economic mark-to-market value of each Commodity Transaction as set forth in the Trade Book as of the Closing Date, but specifically excludes (A) the extrinsic value, (B) the crude oil business of the Company and Enserco Midstream, and (C) the Market Value of Commodity Inventory.

(2)The Trade Book and the determination of the Trade Book Value as of November 30, 2011 (the “Reporting Date”) are attached hereto as Annex C. The Trade Book Value as of the Closing Date will be determined in accordance with the valuation principles, methodologies, standards, policies, procedures, and assumptions (“Methodologies”) used in preparing the Trade Book and determining the Trade Book Value set forth in Annex C. For the avoidance of doubt, Annex C will value “Raton”, “Day-Ahead/Real Time” and “NGPL Amarillo” consistent with the Company's traditional Methodologies, subject to any clarifications in Annex C.

(b)	Net Working Capital.

(1)    “Net Working Capital” will be an amount equal to the following:

(A)current assets of the Company as of the Closing Date (including the Market Value of Commodity Inventory), excluding the following (to the extent otherwise included in current assets): (i) any current assets distributed by the Company to Seller or any of its Affiliates (other than a Subsidiary of the Company) on the Closing Date; (ii) the Investments; (iii) intercompany accounts other than Commercial Intercompany Accounts;

(iv) intangibles; (v) the book value of Commodity Transactions; and (vi) prepaid and deferred taxes retained by Seller; minus

(B)current liabilities of the Company as of the Closing Date, excluding the following (to the extent otherwise included in current liabilities): (i) any current liabilities assumed or paid by Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) on the Closing Date; (ii) intercompany accounts other than Commercial Intercompany Accounts; (iii) intangibles; (iv) the book value of Commodity Transactions; (v) any current liabilities pursuant to the Retention Agreements; (vi) income taxes payable and deferred taxes retained by Seller; (vii) the GAAP mark-to-market incentive accrual; and (viii) accrued payroll and related payroll Tax and benefit accruals.

(2)    “Net Working Capital Baseline” will be (A) $2,600,000, plus (B) the product of (i) the weighted-average Market Value of Commodity Inventory for a barrel of crude oil as of the Closing Date used in the determination of Net Working Capital multiplied by (ii) the actual number of barrels of line pack crude oil inventory on the Closing Date, provided that, for purposes of this calculation only, the number of barrels used in (ii) above will not be greater than 180,000 or less than 160,000.

(3)“Market Value of Commodity Inventory” will be the economic value of Commodity inventory (including park-and-loans and imbalances) as of the Closing Date.

(4)    Net Working Capital will be determined (A) without duplication of anything included in the Trade Book Value, (B) after giving effect to the distribution or payment of Distributable Cash pursuant to Section 2.4, and (C) except where this Agreement specifies an economic valuation, in accordance with GAAP.

(5)    The determinations of Net Working Capital, the Net Working Capital Baseline and the Market Value of Commodity Inventory as of the Reporting Date are attached hereto as Annex D. Net Working Capital, the Net Working Capital Baseline and the Market Value of Commodity Inventory as of the Closing Date will be determined in accordance with the Methodologies used in determining Net Working Capital, the Net Working Capital Baseline and the Market Value of Commodity Inventory set forth in Annex D.

(c)	Net Book Value of Non-Current Assets and Liabilities.

(1)    “Net Book Value of Non-Current Assets and Liabilities” will be an amount equal to the following:

(A)non-current assets of the Company as of the Closing Date, excluding the following (to the extent otherwise included in non-current assets): (A) intercompany accounts other than Commercial Intercompany Accounts; (B) intangibles; (C) the book value of Commodity Transactions; (D) the Investments; (E) deferred taxes retained by Seller; and (F) the Foreign Tax Credit; minus

(B)non-current liabilities of the Company as of the Closing Date, excluding the following (to the extent otherwise included in non-current liabilities): (A) intercompany accounts other than Commercial Intercompany Accounts; (B) intangibles; (C) the book value of Commodity Transactions; (D) any non-current liabilities pursuant to the Retention Agreements; and (E) deferred taxes retained by Seller.

(2)    The determination of Net Book Value of Non-Current Assets and Liabilities as of the Reporting Date is attached hereto as Annex E. Net Book Value of Non-Current Assets and Liabilities as of the Closing Date will be determined in accordance with the Methodologies used in determining Net Book Value of Non-Current Assets and Liabilities set forth in Annex E.

2.3    Estimated Purchase Price.

(a)    On or before the fifth Business Day before the Closing Date, Seller will deliver to Buyer a written statement (the “Estimated Statement”) showing, in reasonable detail, Seller's determination or estimate of the following in accordance with Sections 2.1 and 2.2 as of the Closing Date:

(1)    the Purchase Price Components;

(2)    an estimate of the Purchase Price, which will not exceed the Purchase Price Cap (the “Estimated Purchase Price”); and

(3)    cash and cash equivalents of the Company to be distributed or otherwise paid to Seller and/or one or more Affiliates of Seller (other than the Company and Enserco Midstream ) pursuant to Section 2.4 (“Distributable Cash”).

(b)    The Estimated Statement will be accompanied by the following (or estimates thereof, where appropriate):

(1)    wire transfer instructions for the payments described in Section 2.5;

(2)    the Electronically Recorded Trade Book for all Commodities as of the Closing Date;

(3)    a schedule listing the Manually Recorded Commodity Transactions for all Commodities as of the Closing Date;

(4)    a reasonably detailed schedule that provides the calculation of the Trade Book Value as of the Closing Date in accordance with the Methodologies used in Annex C;

(5)    bank statements showing Distributable Cash;

(6)    a reasonably detailed calculation of Net Working Capital and the Net Working Capital Baseline as of the Closing Date, including the following:

(A)    a schedule of accounts receivable of the Company as of the most recently closed financial period for which such schedule is prepared in the Ordinary Course of Business;

(B)    a schedule showing the Market Value of Commodity Inventory as of the most recently closed financial period for which such schedule is prepared in the Ordinary Course of Business;

(C)    a schedule of any other current assets of the Company used in the calculation of Net Working Capital as of the Closing Date;

(D)    a schedule of accounts payable of the Company used in the calculation of Net Working Capital as of the Closing Date; and

(E)    a schedule of any other current liabilities of the Company used in the calculation of Net Working Capital as of the Closing Date;

(7)    a schedule the Net Book Value of Non-Current Assets and Liabilities as of the Closing Date;

(8)    a schedule of the Investments as of the Closing Date, if any;

(9)    an update of the Credit Support Schedules as of the Closing Date;

(10)    reasonable evidence of the Business Curtailment Losses, if any; and

(11)    reasonable evidence of the Conversion Costs, if any.

2.4    Distributable Cash. Prior to the Closing, the Company shall distribute and/or pay to Seller and/or one or more of its Affiliates (other than the Company and Enserco Midstream) the Distributable Cash.

2.5    Payment of Estimated Purchase Price. For illustrative purposes only, the hypothetical Purchase Price, if Closing had occurred on the Reporting Date, determined in accordance with this Article 2, including Annexes C, D and E, would have been approximately $155,017,015. For purposes of this Section 2.5, “Purchase Price Threshold” means 105% of such hypothetical Purchase Price, or $162,767,866.

(b)    Prior to Closing, Seller and Buyer shall use commercially reasonable efforts to agree on the amount of each of the Purchase Price Components and the Estimated Purchase Price as of the Closing Date. For purposes of effectuating the Closing, the Estimated Purchase Price will be based on the following:

(1)    with respect to each Purchase Price Component that Buyer and Seller agree to prior to Closing, such agreed-to Purchase Price Component; and

(2)    with respect to each Purchase Price Component that Buyer and Seller do not agree to prior to Closing, the corresponding Purchase Price Component included in Seller's Estimated Statement.

(c)    If the Estimated Purchase Price is less than the Purchase Price Threshold, at Closing, Buyer will pay the Estimated Purchase Price, less (1) an amount equal to 50% of the HSR Filing Fees and (2) $1,125,000, representing 50% of the incremental BNP Paribas commitment fee (the “Incremental Commitment Fee”), to Seller by wire transfer of immediately available funds to the account(s) designated in the Estimated Statement.

(d)    If the Estimated Purchase Price is greater than the Purchase Price Threshold, at Closing, Buyer will pay an amount equal to the Purchase Price Threshold, less (1) an amount equal to 50% of the HSR Filing Fees and (2) the Incremental Commitment Fee, to Seller by wire transfer of immediately available funds to the account(s) designated in the Estimated Statement.

(e)    The amount paid at Closing pursuant to Section 2.5(c) or (d) is referred to herein as the “Closing Payment.”

2.6    Post-Closing Adjustment. Ninety (90) days after the Closing Date, the Estimated Purchase Price will become final and binding on the Parties unless Buyer delivers to Seller, or Seller delivers to Buyer, a statement (each, a “Post-Closing Statement”) setting forth in reasonable detail Buyer's objection to the Estimated Purchase Price or Seller's revision of the Estimated Purchase Price, as applicable, prior to the expiration of such ninety (90)-day period. At the request of a Party, the other Party and the Company will assist such Party and its representatives in all reasonable respects in preparing a Post-Closing Statement. Each Post-Closing Statement will be prepared in the same manner, and contain at least the same supporting detail, as the Estimated Statement in accordance with Section 2.3. If neither Party delivers a Post-Closing Statement within such ninety (90)-day period, then the Estimated Purchase Price will be the “Final Purchase Price” and there will be no further adjustment to the Estimated Purchase Price pursuant to this Article 2. If either Party timely delivers a Post-Closing Statement, then the “Final Purchase Price” will be determined in accordance with this Section 2.6. If Buyer delivers a Post-Closing Statement, such Post-Closing Statement is referred to herein as the “Buyer's Statement”; if Buyer does not deliver a Post-Closing Statement, the Estimated Statement is referred to herein as the “Buyer's Statement.” If Seller delivers a Post-Closing Statement, such Post-Closing Statement is referred to herein as the “Seller's Statement”; if Seller does not deliver a Post-Closing Statement, the Estimated Statement is referred to herein as the “Seller's Statement.”

(a)    To the extent the valuation of any Purchase Price Component is the same in both the Buyer's Statement and the Seller's Statement, such valuation of such Purchase Price Component shall be final and binding on the Parties. During the ten (10)-day period after timely delivery of a Post-Closing Statement, Seller and Buyer will attempt to resolve any differences between the Buyer's Statement and the Seller's Statement.

(b)    If, at the end of such ten (10)-day period, Seller and Buyer have not reached agreement on all differences between the Buyer's Statement and the Seller's Statement, then either Seller or Buyer may demand in writing to the other that the items that remain in dispute be promptly submitted to KPMG LLP (or as otherwise agreed in writing) (the “Purchase Price Mediator”) for review and resolution. If the Purchase Price Mediator cannot or refuses to serve, or KPMG LLP is not then a Qualified Mediator (as defined below), then the Purchase Price Mediator will be selected by lot from a list of two potential Purchase Price Mediators remaining after Seller nominates two, Buyer nominates two, and Seller and Buyer each eliminate one potential Purchase Price Mediator from the other's nominations. All Purchase Price Mediators nominated by Buyer or Seller will be nationally-recognized or other public accounting firms and will not have any past or present business relationship with any of the Parties or any of their respective Affiliates (a “Qualified Mediator”).

(c)    The Purchase Price Mediator will determine procedures and deadlines for such mediation, subject to the terms hereof. The Purchase Price Mediator will render a decision resolving the Purchase Price Component(s) in dispute as soon as possible and, in any event, within thirty (30) days after completion of submissions to the Purchase Price Mediator. The Purchase Price Mediator will determine each Purchase Price Component in dispute in accordance with the terms of this Agreement, solely based on this Agreement, the Buyer's Statement, the Seller's Statement, and such other written submissions requested by the Purchase Price Mediator (and not by independent review), and such determinations of the Purchase Price Mediator shall be final and binding on the parties. The Purchase Price Mediator will not assign a value to any Purchase Price Component that is greater than the highest corresponding value set forth in the Buyer's Statement and the Seller's Statement or that is that is lower than the lowest corresponding value set forth in the Buyer's Statement and the Seller's Statement. Each Party will pay its own fees and expenses regarding such mediation, and Seller and Buyer will each pay half of the fees and expenses of the Purchase Price Mediator.

(d)    The “Final Purchase Price” will be determined in accordance with Section 2.1 based on the final and binding Purchase Price Components determined pursuant to Sections 2.5 and 2.6, but will not exceed the Purchase Price Cap.

(e)    Within one (1) Business Day after the final determination of the Final Purchase Price (the “Adjustment Payment Date”):

(1)    if the Final Purchase Price is greater than the Closing Payment, then the amount by which the Final Purchase Price exceeds the Closing Payment shall be “Excess Purchase Price” payable in accordance with Section 2.6(f); and

(2)    if the Final Purchase Price is less than the Closing Payment, then the amount by which the Final Purchase Price is less than the Closing Payment, together with interest on such balance at a rate equal to 5% per annum (calculated based on the number of actual days elapsed from (but not including) the Closing Date to (and including) the date of payment, divided by 365), shall be paid by Seller to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer.

(f)    All Excess Purchase Price, if any, together with interest on such amount at a rate equal to 5% per annum (calculated based on the number of actual days elapsed from (but not including) the Closing Date to (and including) the date of payment, divided by 365) shall be payable as follows:

(1)    50% of the Excess Purchase Price plus interest thereon shall be paid by Buyer to Seller by wire transfer of immediately available funds to an account designated in writing by Seller on the Adjustment Payment Date; and

(2)    the remaining balance of the Excess Purchase Price plus interest thereon shall be paid by Buyer to Seller by wire transfer of immediately available funds to an account designated in writing by Seller on the date that is ninety (90) days after the Adjustment Payment Date.

2.7    Miscellaneous Purchase Price Provisions.

(a)    All references to the Company in this Article 2 include Enserco Midstream on a consolidated basis.

(b)    In the event any value used in the determination of the Purchase Price is denominated in a currency other than U.S. Dollars, such non-U.S. currencies shall be converted to U.S. Dollars at the conversion rate as of the Closing Date published in the Wall Street Journal.

2.8    Foreign Tax Credit. The Interim Balance Sheet as of the Reporting Date includes a foreign tax credit in the amount of $1,232,908 (as such amount changes from time to time, the “Foreign Tax Credit”). From and after Closing until the Foreign Tax Credit expires, (a) annually, within thirty (30) days after filing the federal Tax return in which the Foreign Tax Credit is utilized, Buyer will certify in writing to Seller the amount of any “Net Tax Savings” (meaning Tax savings less associated costs) resulting from the Foreign Tax Credit during the period covered by such Tax return, (b) at the time of such certification, Buyer will pay Seller, by check or wire transfer to an account specified by Seller, an amount equal to eighty-five percent (85%) of such Net Tax Savings for the period covered by such Tax return, and (c) to the extent Buyer is required to repay such amount upon audit or otherwise, Seller shall within thirty (30) days refund such amount to Buyer.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules hereto, Seller hereby represents and warrants to Buyer as follows:
3.1    Organization and Good Standing.

(a)    Seller is a duly organized and validly existing limited liability company in good standing under the laws of the State of South Dakota, and is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect Seller's ability to consummate the transactions contemplated herein.

(b)    The Company is a duly organized and validly existing corporation in good standing under the laws of the State of South Dakota, and as of the date hereof is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction set forth in Schedule 3.1(b), which are all of the jurisdictions in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Material Adverse Effect on the Company.

(c)    Enserco Midstream is a duly organized and validly existing limited liability company in good standing under the laws of the State of South Dakota, and as of the date hereof is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction set forth in Schedule 3.1(c), which are all of the jurisdictions in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Material Adverse Effect on Enserco Midstream.

(d)    The Company and Enserco Midstream each have full corporate or limited liability company power, as applicable, and authority to own and lease its properties and assets and conduct its business as now conducted. Other than the Company's ownership interest in Enserco Midstream, the Company does not hold any equity interest, directly or indirectly, of any other Person. Enserco Midstream does not hold any equity interest, directly or indirectly, of any other Person. Seller has made available to Buyer a true, correct and complete copy of the Organizational Documents of the Company and Enserco Midstream.

3.2    Capitalization. The authorized capital stock of the Company consists of 18,000 shares of common stock, of which 7,000 shares are issued and outstanding, all of which are owned by Seller. The Shares constitute all of the outstanding capital stock of the Company. All of the Shares are duly authorized, validly issued, fully paid and non‑assessable. No Shares were issued in violation of any Organizational Document of the Company, any Applicable Law or any pre-emptive right (or other similar right) of any Person. Seller has good and valid title to all Shares, free and clear of any Encumbrance (other than restrictions imposed by securities laws applicable to securities generally and rights of Buyer hereunder). Other than rights of Buyer created hereunder, there is no (1) pre-emptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature whereby any Person has, or has a right to receive, any capital stock of, or right or obligation to acquire any capital stock of, the Company, (2) equity appreciation, phantom stock, profit participation or similar right with respect to the Company, or (3) voting trust, proxy or other Contract with respect to any capital stock of the Company.

(b)    The Company owns one hundred percent (100%) of the outstanding equity interest of Enserco Midstream (the “Membership Interest”). The Membership Interest was not issued in violation of any Organizational Document of Enserco Midstream, any Applicable Law or any pre-emptive right (or other similar right) of any Person. The Company has good and valid title to the Membership Interest, free and clear of any Encumbrance (other than restrictions imposed by securities laws applicable to securities generally and rights of Buyer hereunder). Other than rights of Buyer created hereunder, there is no (1) pre-emptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature whereby any Person has, or has a right to receive, any capital stock, or membership interest of Enserco Midstream, (2) equity appreciation, phantom stock, profit participation or similar right with respect to Enserco Midstream, or (3) voting trust, proxy or other Contract with respect to any membership interest of Enserco Midstream.

3.3    Authority and Authorization; Conflicts; Consents.

(a)    Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document to which Seller and/or Enserco Midstream, as applicable, is a party have been duly authorized and approved by all necessary corporate or limited liability company action with respect to Seller and/or Enserco Midstream, as applicable, and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by Buyer of this Agreement and each Ancillary Document to which it is a party, this Agreement is, and each such Ancillary Document at Closing will be, the legal, valid and binding obligation of Seller and Enserco Midstream, as applicable, enforceable against Seller and/or Enserco Midstream, as applicable, in accordance with its terms, except to the extent enforceability may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors' rights generally and principles governing the availability of equitable remedies.

(b)    Conflicts. Neither the execution nor delivery by Seller of this Agreement or by Seller, the Company and/or Enserco Midstream, as applicable, of any Ancillary Document to which it is a party, nor consummation by Seller, the Company or Enserco Midstream of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice) (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Seller, the Company or Enserco Midstream, (2) violate any Applicable Law or Order or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Seller and/or Enserco Midstream, as applicable, to accelerate, increase, terminate, modify or cancel any material right or obligation of the Company or Enserco Midstream under, any Major Contract, except where such a breach, violation, default, conflict or right is released or waived pursuant to a Consent delivered or to be delivered at Closing or, with respect to clause (2) or (3) above, has not had and is not reasonably likely to have a Material Adverse Effect on the Company and will not materially and adversely affect Seller's ability to consummate the transactions contemplated herein.

(c)    Consents. No consent or approval by, notification to or filing with any Person is required in connection with Seller's and/or Enserco Midstream's execution, delivery or performance of this Agreement or any Ancillary Document to which it is a party or Seller's and/or Enserco Midstream's, as applicable, consummation of the transactions contemplated herein or therein, except (1) as described in Section 5.3, (2) as described in Schedule 3.3, or (3) for any consent, approval, notice or filing, the absence of which has not had and is not reasonably likely to have a Material Adverse Effect on the Company and will not materially and adversely affect Seller's ability to consummate the transactions contemplated herein. “Consent” means each consent, approval, notice or filing described in Schedule 3.3.

3.4    Financial Statements and Undisclosed Liabilities.

(a)    Financial Statements Defined. Schedule 3.4 contains a true, correct and complete copy of the following:

(1)    the (A) audited balance sheet of the Company and Enserco Midstream, on a consolidated basis, as of December 31, 2010, (B) audited statements of operations, stockholders' equity and cash flows of the Company and Enserco Midstream, on a consolidated basis, for the fiscal year ended on December 31, 2010, and (C) notes to the foregoing and the reports thereon of the Company's independent auditors (collectively, the “Annual Financial Statements”); and

(2)    the unaudited (A) balance sheet of the Company and Enserco Midstream, on a consolidated basis, as of the Reporting Date and (B) income statement of the Company and Enserco Midstream, on a consolidated basis, for the fiscal year-to-date period then ended.

(b)    Monthly Financials. Between the date hereof and the Closing, Seller shall provide Buyer with the monthly unaudited balance sheet and income statement of the Company and Enserco Midstream, on a consolidated basis, as they are prepared in the Ordinary Course of Business. The most recent balance sheet attached hereto pursuant to Section 3.4(a)(2) or delivered pursuant to Section 3.4(b) is referred to herein as the “Interim Balance Sheet”; the date of the Interim Balance Sheet is referred to herein as the “Interim Balance Sheet Date”; the Interim Balance Sheet and the most recent income statement attached hereto pursuant to Section 3.4(a)(2) or delivered pursuant to Section 3.4(b) are referred to herein as the “Interim Financial Statements”; and the Interim Financial Statements, together with the Annual Financial Statements, are referred to herein as the “Financial Statements.” The foregoing notwithstanding, if the most recent monthly unaudited balance sheet and income statement is not within thirty (30) days of Closing, then Seller shall deliver a balance sheet and income statement that is within thirty (30) days and that shall be deemed to be the Interim Balance Sheet.

(c)    Financial Statements. The Financial Statements attached hereto pursuant to Section 3.4(a) or delivered pursuant to Section 3.4(b) were prepared in accordance with GAAP and fairly present, in all material respects, the financial condition of the Company and Enserco Midstream at their respective dates and the results of operations of the Company and Enserco Midstream for the respective periods covered thereby, except (1) as otherwise disclosed in any note to the Financial Statements and (2) that the Interim Financial Statements are subject to normal year-end adjustments and do not have notes included therewith.

(d)    Undisclosed Liabilities. The Company and Enserco Midstream do not have any Liabilities, except for Liabilities (1) disclosed in, provided for, adequately reflected in, reserved against or otherwise described in the Financial Statements (including in any note thereto), (2) that are or will be included in the calculations regarding the Purchase Price under Article 2, (3) under any Major Contract or under any Company Plan, (4) that have arisen in the

Ordinary Course of Business since the Interim Balance Sheet Date, (5) under this Agreement or any Ancillary Document or otherwise in connection with the transactions contemplated herein or therein, or (6) that will not have a Material Adverse Effect on the Company.

3.5     Taxes. All material Tax Returns that are required to be filed by Applicable Law (taking into account all extensions) for any period ending on or before the Closing Date for, by, on behalf of or with respect to the Company and Enserco Midstream have been timely filed with the appropriate foreign, federal, state and local authorities. All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby. All such Tax Returns are true and correct in all material respects. All Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been timely paid in full. All such Tax Returns of the Company and Enserco Midstream and the information and data contained therein reflect all material liabilities for Taxes for the period covered by such Tax Returns.

(b)    Other than as set forth in Schedule 3.5(b), none of such Tax Returns are now under audit or examination by any foreign, federal, state or local authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against the Company or Enserco Midstream or their properties, or with respect to any such Tax Return, or any suits or other actions, proceedings, disputes, investigations or claims now pending or Threatened against the Company or Enserco Midstream or their properties with respect to any Tax, or any claims for any additional Tax asserted in writing by any such authority.

(c)    All Taxes due and required to be paid by the Company or Enserco Midstream on or before the Closing (whether or not shown on a Tax Return) or assessed and due and required to be paid by the Company or Enserco Midstream on or before the Closing Date have been timely paid in full.

(d)    All withholding Tax and Tax deposit requirements imposed on the Company or Enserco Midstream for any and all periods ending on or before the Closing Date have been timely satisfied in full on or before the Closing Date.

(e)    The Company and Enserco Midstream have not made any payments, and are not obligated to make any payments that will not be deductible under Section 280G (relating to parachute payments) of the Code.

(f)    The Company and Enserco Midstream each are not a party to any tax allocation or tax sharing agreement other than as set forth on Schedule 3.5(f).

(g)    The Company (1) is a member of an affiliated group filing a consolidated federal income Tax Return, and (2) has no liability for Taxes of any Person (other than Enserco Midstream) under Treasury Regulations § 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by contract, or otherwise.

(h)    There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company or Enserco Midstream.

(i)    Neither the Company nor Enserco Midstream has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)    The Company and Enserco Midstream have not made an election, and are not required, to treat any of its assets as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable provision of foreign, state or local Tax law.

(k)    The Company and Enserco Midstream have not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of foreign, state or local law) or agreed to have Section 341(f) (2) of the Code (or any corresponding provision of state or local law) apply to any disposition of any asset of the Company or Enserco Midstream.

(l)    The Company and Enserco Midstream have not requested or received any ruling regarding Taxes since January 1, 2008 from any foreign, federal, state or local authority, or signed any binding agreement with any such authority (including, without limitation, any advance pricing agreement) since January 1, 2008.

(m)    The amount accrued for Taxes in the Financial Statements by the Company or Enserco Midstream, if any, is sufficient for the payment of all Taxes from the period ending on or before the Closing Date.

(n)    Neither the Company nor Enserco Midstream have entered into a listed or reportable transaction as defined in Section 6707A of the Code.

3.6    Litigation and Orders. There is no Proceeding pending or, to Seller's Knowledge, Threatened against the Company or Enserco Midstream as of the date of this Agreement. As of the date of this Agreement, neither the Company nor Enserco Midstream is specifically identified as a party that is subject to any material restriction or limitation on any of its operations under any Order.

3.7    Compliance with Law. At all times since December 31, 2008 with regard to any Applicable Laws promulgated or enforced by FERC, and at all times since December 31, 2006 with regard to other matters, the Company and Enserco Midstream have been operated in compliance in all material respects with all Applicable Laws, except as described in Schedule 3.7. No written notice has been received by Seller, Enserco Midstream or the Company from December 31, 2008 to the date of this Agreement from FERC or from December 31, 2006 to the date of this Agreement from any other Governmental Authority alleging that the Company or Enserco Midstream is not or was not in compliance in any material respect with any Applicable Law, where the reason for which has not been corrected and the remedy for which has not been fully satisfied.

3.8    Contracts. Schedule 3.8(a) contains a true and accurate list of the following Contracts, in effect as of the date of this Agreement, to which the Company or Enserco Midstream is a party (each a “Major Contract”):

(1)    any agreement that materially restricts or materially limits the ability of the Company or Enserco Midstream to freely conduct the Business or that imposes on the Company or Enserco Midstream any non-competition, non-solicitation obligation, or other similar limitations or restrictions;

(2)    all agreements that involve or are reasonably expected to involve aggregate payments to or from the Company or Enserco Midstream of more than $250,000 in any twelve-month period or more than $500,000 during the term of such agreement, other than Contracts with respect to Commodity Transactions in the Trade Book;

(3)    all partnership or joint venture agreements or other agreements relating to the management or control of any such partnership or joint venture;

(4)    any agreement between the Company or Enserco Midstream and any of their respective employees relating their employment with the Company or Enserco Midstream (other than those that are or on the Closing Date will be terminable at will by the Company or Enserco Midstream without any Liability to either the Company or Enserco Midstream, except Liability with respect to services rendered before the termination thereof);

(5)    each other Contract not entered into in the Ordinary Course of Business, other than Contracts with respect to Commodity Transactions in the Trade Book;

(6)    the following Contracts with respect to Commodity Transaction identified in the Trade Book:

(A)    each Contract for the physical purchase of natural gas representing at least 1.0% of the aggregate dollar volume of all physical natural gas purchases for the fiscal year-to-date period ended on the Reporting Date, which Contracts, in the aggregate, represent at least 70% of the aggregate dollar volume of all physical natural gas purchases for the fiscal year-to-date period ended on the Reporting Date;

(B)    each Contract for the physical sale of natural gas representing at least 1.0% of the aggregate dollar volume of all physical natural gas sales for the fiscal year-to-date period ended on the Reporting Date, which Contracts, in the aggregate, at least 75% of the aggregate dollar volume of all physical natural gas sales for the fiscal year-to-date period ended on the Reporting Date;

(C)    each Contract for the financial purchase or sale of natural gas as of the Reporting Date;

(D)    each Contract for the physical purchase of crude oil representing at least 1.0% of the aggregate dollar volume of all physical crude oil purchases for the fiscal year-to-date period ended on the Reporting Date, which Contracts, in the aggregate, represent at least 90% of the aggregate dollar volume of all physical crude oil purchases for the fiscal year-to-date period ended on the Reporting Date;

(E)    each Contract for the physical sale of crude oil representing at least 1.0% of the aggregate dollar volume of all physical crude oil sales for the fiscal year-to-date period ended on the Reporting Date, which Contracts, in the aggregate, represent at least 85% of the aggregate dollar volume of all physical crude oil sales for the fiscal year-to-date period ended on the Reporting Date;

(F)    each Contract for the physical purchase of coal representing at least 1.0% of the aggregate dollar volume of all physical coal purchases for the fiscal year-to-date period ended on the Reporting Date, which Contracts, in the aggregate, represent at least 90% of the aggregate dollar volume of all physical coal purchases for the fiscal year-to-date period ended on the Reporting Date;

(G)    each Contract for the physical sale of coal representing at least 1.0% of the aggregate dollar volume of all physical coal sales for the fiscal year-to-date period ended on the Reporting Date, which Contracts, in the aggregate, represent at least 90% of the aggregate dollar volume of all physical coal sales for the fiscal year-to-date period ended on the Reporting Date;

(H)    each Contract for the financial purchase or sale of coal as of the Reporting Date;

(I)    each contract for the physical purchase or sale of power as of the Reporting Date; and

(J)    each Contract for the financial purchase or sale of power as of the Reporting Date.

(b)    Seller has made available to Buyer a copy of each Major Contract, together with all amendments or modifications thereto through and including the date hereof, and each such copy is correct and complete. Except as set forth in Schedule 3.8(b), each Major Contract is in full force and effect and is valid, binding and enforceable (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and equitable principles of general application), and all Counterparties to all Major Contracts (other any agreements with current or former employees or consultants) are all commercial, institutional, or governmental entities, and except for required board approvals each Major Contract has been entered into in the Ordinary Course of Business (other than those listed in Schedule 3.8(a) pursuant to Section 3.8(a)(5)).

(c)    Except as set forth in Schedule 3.8(c), to the Knowledge of Seller, no other party to any Major Contract is in material breach thereof or default thereunder and Seller has not received any written notices of termination, cancellation, breach or default under any Major Contract.

3.9    Certain Assets. Except as described in Schedule 3.9(a), and subject to any term to the contrary in any Major Contract, the Company and/or Enserco Midstream, as applicable, has good title to, or a valid leasehold interest in or valid license for, each material tangible asset that is personal property used by it, shown on the Interim Balance Sheet or acquired by it after the Interim Balance Sheet Date, free and clear of any Encumbrance other than any Permitted Encumbrance, except for (1) any asset disposed of in its Ordinary Course of Business since the Interim Balance Sheet Date and (2) cash collateral securing obligations to Counterparties in the Ordinary Course of Business.

(b)    All of the assets of the crude oil business operated by the Company and/or Enserco Midstream that were in the past held by Black Hills Midstream, LLC or any other Affiliate of Seller have been assigned in full to the Company and/or Enserco Midstream prior to the date hereof.

(c)    Schedule 3.9(c) lists all such material property, plant and equipment having a value in excess of $10,000. All property, plant and equipment shown on the Interim Balance Sheet is good and usable in the Ordinary Course of Business.

3.10    Certain Accounts. Schedule 3.10 lists each bank account, cash account, brokerage account and other similar account in which the Company has any interest (designating the authorized signatory and the level of each signatory's authorization) with addresses of the respective financial institutions.

3.11    Real Property. Neither the Company nor Enserco Midstream owns any Real Property or fixtures attached to Real Property. Schedule 3.11 contains a complete list of all real property leased or sub-leased (as lessee or lessor) by the Company or Enserco Midstream (the “Leased Real Property”). Seller has provided Buyer with complete and accurate copies of each of the leases or sub-leases for the Leased Real Property (the “Real Property Leases”). With respect to each Real Property Lease: (a) the Real Property Lease is in full force and effect; (b) neither the Company or Enserco Midstream, nor to Seller's Knowledge, any other party to the Real Property Lease is in breach or default of such Real Property Lease, nor has any party Threatened to breach or default under such Real Property Lease; and (c) neither the Company nor Enserco Midstream, nor to Seller's Knowledge, any other party to a Real Property Lease has repudiated any material provision thereof.

3.12    Environmental Matters.

(a)    Definitions. For the purposes of this Section 3.12, the following terms have the following meanings:

(1)    “Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable water, ocean waters, streams, ponds, drainage basins, and wetlands), ground water, sediments, ambient air (including indoor air), plant, animal, and human life, and any other environmental medium or natural resource.

(2)    “Environmental Liabilities” shall mean any costs, damages, claims, expenses, fines, liabilities or obligations, including investigatory and remediation costs and consultant, expert, and attorney's fees, (whether disclosed, undisclosed, direct, indirect, absolute, contingent, accrued or otherwise) relating to the use, operation, possession, lease or ownership of any of the assets of the Company or Enserco Midstream and arising from any violation or alleged violation of any federal, state or local environmental law or any requirement of any Governmental Authority related thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601, et seq., the Clean Air Act, 42 U.S.C. §7401, et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Hazardous Materials Transportation Uniform Safety Act, 49 App. U.S.C. §2001, et seq., and the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. §136, et seq., and any other law relating to protection of the Environment, including those laws relating to the storage, handling, use, manufacture, generation, processing, treatment, transport, disposal, release, discharge or emission of Hazardous Materials (“Environmental Laws”) or any federal, state or local law or any legally enforceable requirement of any Governmental Entity related thereto relating to the protection of employees, including, without limitation, the Occupational Health and Safety Act, 29 U.S.C. §651, et seq. (“Health and Safety Laws”).

(3)    “Hazardous Material” shall mean any hazardous substance or waste, solid waste, pollutant, or contaminant, and any other material or substance with respect to which notification, storage, handling, use, manufacture, generation, processing, treatment, transport, disposal, release, discharge, emission or remedial obligations may be imposed under any Environmental Law or which is defined or regulated as a hazardous substance or hazardous waste under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and petroleum, oil, or natural gas liquids.

(b)    Representations and Warranties.

(1)    The Company and Enserco Midstream are, and at all times since January 1, 2008 have been, in compliance with, and have not been and are not in violation of, Environmental Law or any Health and Safety Law in all material respects, whether or not resulting in any Proceeding against the Company pertaining to the Business.

(2)    The Company and Enserco Midstream have not incurred or become liable for or subject to any material Environmental Liabilities pertaining to the Business.

(3)    There has been no release of any Hazardous Material at or from any of the assets during ownership, lease or operation by the Company or Enserco Midstream into the Environment, except in compliance with all then applicable

Environmental Laws in all material respects and so as not to create any material Environmental Liabilities.

(4)    The Company and Enserco Midstream have not received any written communication from any Person with respect to the Business which alleges (A) any actual or potential violation or failure to comply with any Environmental Law or Health and Safety Law, (B) any actual, pending or Threatened obligation to undertake or bear the cost of any Environmental Liabilities or (C) any actual, pending or Threatened Proceeding.

(5)    The Company and Enserco Midstream hold no Permits pertaining to the Business pursuant to Environmental Law.

(6)    Seller has given Buyer access to all material environmental studies and inspection reports pertaining to the Real Property, which copies are complete and conform to the originals of such studies and reports, and summarize the environmental condition of such Real Property as of the date of such studies and reports.

3.13    Intellectual Property.

(a)    Schedule 3.13 sets forth a complete and correct list of the following: (1) all patented or registered Intellectual Property owned by the Company or Enserco Midstream, including, without limitation, internet domain name registrations; (2) all pending patent applications or other applications for registration of Intellectual Property owned by the Company or Enserco Midstream; (3) all trade names and unregistered marks owned and used by the Company or Enserco Midstream; (4) all computer software owned, licensed or otherwise used by the Company or Enserco Midstream that is material to the Business, other than commercially available, off-the-shelf software (“Company Software”); and (5) all other material copyrights or mask works owned by the Company or Enserco Midstream, whether or not registered or subject to registration.

(b)    To Seller's Knowledge, the Company and/or Enserco Midstream, as applicable, owns or will own on the Closing Date (free and clear of all Encumbrances, other than any Permitted Encumbrance), or has the right to use or will have the right to use on the Closing Date without payment of a royalty, license fee or similar fee (other than pursuant to a Major Contract or a Contract not required to be disclosed in the Schedules hereto to avoid a breach under Section 3.8), the Intellectual Property used by the Company in the operation of the Business, except as described in Schedule 3.9(a) or where the failure of the Company or Enserco Midstream to so own or have the right to use any such Intellectual Property has not had a Material Adverse Effect on the Company.

(c)    The Company has not received written notice that any registered Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority. The Company has not received any written charge, complaint, claim, demand or notice since December 31, 2008 alleging that any use, sale or offer to sell any good or service of the Company infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that the Company must license or refrain from using any

Intellectual Property right of any other Person or any offer by any other Person to license any Intellectual Property right of any other Person.

(d)    Notwithstanding the foregoing, no representation or warranty is made in this Agreement regarding any infringement, misappropriation or violation with, upon, of, by or otherwise relating to any (1) license for Intellectual Property embedded in any equipment or fixture, (2) non-exclusive implied license of Intellectual Property or (3) non-exclusive license for the use of any commercially available off-the-shelf software.

3.14    Absence of Certain Events. Since the date hereof, (a) there has not been any Material Adverse Effect on the Company and (b) the Company has been operated in its Ordinary Course of Business in all material respects, except for anything approved by Buyer in accordance with Section 5.2.

3.15    Insurance. Seller provides or causes to be provided for the Company and Enserco Midstream fire, casualty, business interruption and directors and officers liability insurance policies with extended coverage, sufficient in amount and content to reasonably protect the Business (subject to reasonable deductibles) consistent with past practices, and shall maintain such insurance in full force and effect until Closing.

3.16    Employee Benefits.

(a)    The Company is not a Plan Sponsor of any Company Plan. Schedule 3.16(a) lists all Company Plans to which the Company contributes or has contributed, or in which any employee of the Company participates or has participated.

(b)    Each Company Plan is in compliance in all material respects with its terms and with all applicable requirements of the Code and ERISA. None of the Company or any ERISA Affiliate nor any director, officer or employee of the Company or of any ERISA Affiliate has engaged in any unresolved Prohibited Transaction or committed any breach of fiduciary responsibility under ERISA, except for any Prohibited Transaction for which a specific exemption is provided under or pursuant to ERISA or the Code.

(c)    Each Company Plan that is intended to be qualified under section 401 of the Code has been determined by the IRS to be qualified under the Code.

(d)    Each (if any) ERISA Affiliate-sponsored Title IV Plans is adequately funded under ERISA funding rules and all PBGC premiums (if any) have been timely made and no such Title IV Plan (if any) has been declared insolvent or surrendered to the PBGC.

(e)    The Company has not contributed to a Multiemployer Plan that is subject to Title IV of ERISA within the immediately preceding six-year period. To the extent any ERISA Affiliate has contributed to such a Multiemployer Plan, all contributions have been timely made by the applicable ERISA Affiliate and any withdrawal Liability owed by an ERISA Affiliate has either been fully satisfied and discharged or is being timely paid through stated installment payments in full compliance with the Multi-Employer Pension Plan Amendments Act of 1980, as amended. The Company does not have any obligation to pay any contribution to any funded Pension Plan currently or previously maintained by such Company or any ERISA Affiliate that will not have been satisfied in connection with or before Closing.

(f)    No Company Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by COBRA (or similar state law) at such participant's or such beneficiary's expense. The requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA relating to COBRA continuation of health coverage have been satisfied with respect to each Company Plan that is subject to such requirements.

3.17    Employees and Labor Relations. Neither the Company nor Enserco Midstream is a party to or is bound by any collective bargaining agreement or other similar Contract with any labor union representing employees of the Company or Enserco Midstream, as applicable. No labor strike, lockout or material labor dispute or work stoppage has occurred or, to Seller's Knowledge, been Threatened with respect to employees of the Company or Enserco Midstream. To Seller's Knowledge, no union organizing campaign exists or has occurred with respect to employees of the Company or Enserco Midstream. Seller has provided Buyer with a schedule listing the name, position, base compensation (as of the date hereof) and, for calendar year 2010, total compensation for each employee of the Company.

3.18    Credit Support; Pre-Paid Deposits.

(a)    Schedule 3.18(a) contains a complete and accurate list and summary description as of the Reporting Date of all guaranties, letters of credit, comfort letters, surety bonds, cash and other credit support in favor of any counterparty to any Commodity Transaction (each, a “Counterparty”) provided by or on behalf of the Company or its Affiliates in support of the obligations of the Company or its Affiliates under such Commodity Transactions (collectively, “Company Credit Support”). The Company has not defaulted or otherwise created a circumstance that triggers the right of any Counterparty to make a claim under any Company Credit Support and there are no pending disputes with respect to any Company Credit Support.

(b)    Schedule 3.18(b) contains a complete and accurate list and summary description as of the Reporting Date of all pre-paid obligations, pre-paid cash deposits or deposits of marketable securities in favor of any Counterparty provided by the Company or its Affiliates in support of the obligations of the Company under any Commodity Transaction (collectively, “Company Pre-Paid Deposits”). The Company has not defaulted or otherwise created a circumstance that triggers the right of any Counterparty to make a claim against or otherwise seize all or any portion of any Company Pre-Paid Deposits and there are no pending disputes with respect to any Company Pre-Paid Deposits.

(c)    Schedule 3.18(c) contains a complete and accurate list and summary description as of the Reporting Date of all guaranties, letters of credit, comfort letters, surety bonds, cash and other credit support in favor of the Company or Enserco Midstream provided by or on behalf of any Counterparty or affiliate thereof in support of the obligations of such Counterparty under any Commodity Transaction (collectively, “Counterparty Credit Support”). No counterparty is in default or has otherwise created a circumstance that triggers the right of the

Company to make a claim under any Counterparty Credit Support and there are no pending disputes with respect to any Counterparty Credit Support.

(d)    Schedule 3.18(d) contains a complete and accurate list and summary description as of the Reporting Date of all pre-paid obligations, pre-paid cash deposits or deposits of marketable securities on behalf of the Counterparties deposited with the Company or Enserco Midstream in support of the obligations of the Counterparties under any Commodity Transaction (collectively, “Counterparty Pre-Paid Deposits”). The Company has not alleged or claimed a circumstance that triggers the right of any party to make a claim against or otherwise seize all or any portion of any Counterparty Pre-Paid Deposits nor are there any pending disputes with respect to any Counterparty Pre-Paid Deposits.

(e)    Prior to Closing, the Company will update Schedules 3.18(a), (b), (c) and (d) (the “Credit Support Schedules”) on a monthly basis on or before the 15th day of each calendar month and in accordance with Section 2.3(b).

3.19    Commodities.

(a)    Valuation Policy. Subject to amounts reserved for Commodities, the values at which all Commodities and Commodity Transactions are carried in the Company's financial statements reflect the historical valuation policy of the Company. The Company and Enserco Midstream have title or rights to the Commodities and transmission, pipeline and transportation agreements sufficient to operate the Business in all material respects as it is presently conducted.

(b)    Trade Confirmations. The Company's binding trade confirmations (whether written or oral) with respect to each Commodity Transaction are properly recorded in the Trade Book.

(c)    Risk Policy and Credit Policy. The Company has at all times during calendar year 2011 through the date of this Agreement been in material compliance with the requirements of the Risk Policy and Credit Policy.

(d)    Inventory. The inventory shown on the Interim Balance Sheet is a true, complete and accurate estimate of the inventory of the Company and Enserco Midstream as of such date. The inventory levels are consistent with past practices of the Company and Enserco Midstream and all such inventory is good and usable for its intended purposes in the Ordinary Course of Business.

(e)    Electronically Recorded Trade Book. The Electronically Recorded Trade Book to be delivered in accordance with Section 2.3(b)(2) is a true, accurate and complete list maintained consistent with past practices of the Company. Taken as a whole, the values ascribed by Seller to the Electronically Recorded Trade Book are fair and accurate in all material respects.

(f)    BNPP Reconciliation. Except as set forth on Schedule 3.19(f), as of November 30, 2011, the Company's BNPP futures contract merchant account shall tie in all material respects to the Trade Book in both volume and mark to market value (“BNPP Reconciliation”).

3.20    Brokers. Neither the Company nor Enserco Midstream has any obligation or other Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause Buyer, the Company or Enserco Midstream to become liable for payment of any fee or expense with respect thereto.

3.21    Accounts Receivable. The accounts receivable shown on the Financial Statements are valid, genuine and existing, arose out of bona fide sales and deliveries of goods, performance of services or other legitimate business transactions in the Ordinary Course of Business. Except as set forth on Schedule 3.21, as of the date of this Agreement, all accounts receivable were less than ninety (90) days old and, to Seller's Knowledge, there is no existing dispute regarding the collectability of any such accounts receivable.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:
4.1    Organization and Good Standing. Buyer is a duly organized and validly existing limited liability company in good standing under the laws of Delaware. Buyer is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect its ability to consummate the transactions contemplated herein. Buyer has full limited liability company power and authority to own and lease its properties and assets and conduct its business, except where the failure to have such power or authority will not materially and adversely affect its ability to consummate the transactions contemplated herein and in the Ancillary Documents.

4.2    Authority and Authorization; Conflicts; Consents.

(a)    The execution, delivery and performance by Buyer of this Agreement and each Ancillary Document to which it is a party have been duly authorized and approved by all necessary limited liability company action with respect Buyer, and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by Seller of this Agreement and each Ancillary Document to which it is a party, this Agreement is, and each Ancillary Document to which Buyer is a party at Closing will be, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or similar other Applicable Law affecting creditors' rights generally and principles governing the availability of equitable remedies. Buyer has all requisite limited liability company power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by it and to consummate the transactions contemplated herein and therein.

(b)    Neither the execution nor delivery by Buyer of this Agreement or any Ancillary Document to which it is a party nor consummation by Buyer of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice) (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer, (2) violate any Applicable Law or Order, or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer to accelerate, increase, terminate, modify or cancel any right or obligation under, any Contract to which Buyer is a party, except where such breach, violation, default, conflict or right described in clause (2) or (3) above will not materially and adversely affect Buyer's ability to consummate the transactions contemplated herein.

(c)    No consent or approval by, notification to or filing with any Person is required in connection with Buyer's execution, delivery or performance of this Agreement or any Ancillary Document to which it is a party or Buyer's consummation of the transactions contemplated herein or therein, except (1) as described in Section 5.3 and (2) for any consent, approval, notice or filing, the absence of which will not materially and adversely affect Buyer's ability to consummate the transactions contemplated herein and in the Ancillary Documents.

4.3    Litigation and Orders. There is no Proceeding pending or, to Buyer's Knowledge, Threatened against Buyer or to which Buyer is a party, nor is there any Order to which Buyer is subject, that will materially and adversely affect Buyer's ability to consummate the transactions contemplated herein and in the Ancillary Documents.

4.4    Availability of Funds. On the date hereof, Buyer has (a) available cash, (b) existing available borrowing and letter of credit capacity under committed borrowing facilities, (c) commitment letters from BNP Paribas for borrowing and letter of credit capacity, (d) commitment letters for the provision of equity capital, or (e) some combination of the foregoing that is sufficient to enable Buyer to consummate the transactions contemplated herein and in the Ancillary Documents. All such debt or equity commitment letters are attached hereto as Annex F. There are no conditions precedent to the funding obligations of BNP Paribas in the Fee Letter (as such term is defined in its commitment letter). At Closing, Buyer will have available cash that is sufficient to enable Buyer to consummate the transactions contemplated herein and in the Ancillary Documents. Buyer's obligations hereunder are not contingent upon procuring any financing.

4.5    Securities. Buyer is acquiring the Shares hereunder for investment, solely for Buyer's own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities law. Buyer acknowledges that none of the Shares may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities law. Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares. Buyer has had access to sufficient information regarding the Company and its business and condition to make an informed decision to acquire the Shares.

4.6    Brokers. Neither Buyer nor any of its Affiliates has any obligation or other Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause Seller to become liable for payment of any fee or expense with respect thereto.

ARTICLE 5
CERTAIN COVENANTS

5.1    Certain Actions to Close Transactions. Subject to the terms of this Agreement, each Party will use commercially reasonable efforts to fulfill, and to cause to be satisfied, the conditions in Article 7 (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated herein, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing. Without limiting the generality of the foregoing, Seller will use commercially reasonable efforts to give any required notices to, and make any required filings with, other Persons and to obtain each Consent before Closing, and Buyer will cooperate with Seller in all reasonable respects in connection therewith.

5.2    Pre-Closing Conduct of Business.

(a)    Business Operations Committee. Between the date hereof and Closing, Seller and Buyer will form a committee (the “Business Operations Committee”) consisting of four (4) representatives of Seller and the Company and two (2) representatives of Buyer for the purpose of discussing and advising the Company and Enserco Midstream on the conduct of business between the date hereof and Closing. Seller's and the Company's representatives on the Business Operations Committee will initially consist of Garner Anderson, Cindi Doeschot, Victoria Campbell and Patrick Joyce and Buyer's representatives on the Business Operations Committee will initially consist of Jeremy Davis and Eric Watts. The Business Operations Committee will meet at least twice per week between the date hereof and Closing. For the avoidance of doubt, (i) the Business Operations Committee will exist solely to consult with and advise Seller, the Company and Enserco Midstream, (ii) all management of the Company and Enserco Midstream will continue to be vested in Seller, the Company and Enserco Midstream, and (iii) any decisions or recommendations of the Business Operations Committee will not be binding on Seller, the Company and Enserco Midstream.

(b)    Certain Restrictions.

(1)    Prior to Closing, Seller will use commercially reasonable efforts to cause the Company to consult with the Business Operations Committee with respect to all material Business decisions.

(2)    Except as expressly contemplated herein or as otherwise consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), from the date hereof through Closing, Seller will cause the Company and Enserco Midstream to operate in the Ordinary Course of Business and in accordance with the Risk Policy and Credit Policy.

(3)    Between the date hereof and the Closing, Seller shall cause the Company to provide complete updated mark-to-market results of the Trading Book (A) for all Commodities other than crude oil not less than weekly and (B) for crude oil not less than twice per calendar month.

(4)    Buyer shall be entitled to have one or more of its executives on site at the Company's facilities during normal business hours; provided that such executives will comply with the reasonable directions of Seller with respect thereto and will not disrupt the Business. At Buyer's request, between the date hereof and Closing, as Buyer develops integration plans, Seller agrees to provide information and reasonable support necessary for the development of such plans.

(5)    Except as provided in Section 5.2(e), Seller shall use its commercially reasonable efforts to preserve intact the Business and (solely with respect to the Business) the relationships of the Company and Enserco Midstream with the employees, suppliers, counterparties and others having relationships with the Company or Enserco Midstream.

(c)    Certain Permitted Actions. This Agreement will not prevent or otherwise restrict Seller or any of its Affiliates (including the Company) from making, or causing the Company to make, any dividend or other distribution of cash or cash equivalents, including any sweep of cash from any account of the Company at any time before the Closing.

(d)    No Change in Accounting Methodologies. The Company shall not make any changes to its financial accounting methods, except as required by Applicable Law or by GAAP to the extent failure to adopt such changes would cause such financial accounting methods not to be in accordance with GAAP or the Risk Policy from the date hereof through the Closing. The Company shall conduct its operations in material compliance with the Credit Policy and the Risk Policy as applied on a consistent basis and in accordance with past practice.

(e)    Business Curtailment. After the date hereof, the Business Operations Committee will promptly develop a plan to accomplish the following prior to Closing, and Seller (in consultation with the Business Operations Committee) will use commercially reasonable efforts to cause the Company to implement such plan prior to Closing:

(1)    reduce Prop Trading (as hereinafter defined) so that the value at risk for all Prop Trading positions is $500,000 or less (95% confidence interval and one-day time horizon), calculated using historical market trends, prices, volatility and correlations;

(2)    reduce the Company's Prop Trading so that the value at risk for all Prop Trading positions for the period after April 1, 2012 forward is $100,000 or less (95% confidence interval and one-day time horizon), calculated using historical market trends, prices, volatility and correlations;

(3)    reduce the Company's aggregate Net Working Capital (excluding cash) from the Company's Net Working Capital (excluding cash) as of the Reporting Date of $137,535,775 by a minimum of $35,000,000 to $102,535,775 or less; and

(4)    (A) reduce the amount of borrowings outstanding at Closing under the Company Credit Facility to zero and (B) reduce the aggregate face value of letters of credit issued under the Company Credit Facility and outstanding at Closing to $125,000,000 or less.

“Prop Trading” means the Company's proprietary natural gas financial trading and proprietary power financial trading, but does not include any customer-related or asset-related (including transportation and storage) trading.

“Business Curtailment Losses” means losses of the Company and Enserco Midstream realized on execution of trades related to (1) Seller's exercise of commercially reasonable efforts in implementing the value at risk thresholds and reductions set forth in Sections 5.2(e)(1) and (2) above and (2) any standing orders entered into pursuant to Section 5.2(f) below; provided, however, any execution at the Company's mark on the prior day's close will not be considered to give rise to Business Curtailment Losses. It is specifically agreed that Business Curtailment Losses resulting from Sections 5.2(e)(1) and (2) above will not be incurred without the prior written approval of Buyer. Notwithstanding the foregoing, nothing in Section 5.2(e) or (f) will require Seller, the Company or Enserco Midstream to suffer Business Curtailment Losses in the aggregate between the date hereof and Closing in excess of $1.0 million. The aggregate Business Curtailment Losses suffered by the Company and Enserco Midstream between the date hereof and Closing in an amount not to exceed $1.0 million will be added to the Purchase Price pursuant to Article 2.

For the avoidance of doubt, it is not a condition precedent to Buyer's obligation to Close that Seller, the Company and Enserco Midstream actually achieve the business curtailment objectives in Section 5.2(e)(1) through (4).

(f)    Standing Orders. In order to reduce Prop Trading value at risk, unless the Business Operations Committee unanimously determines otherwise, Seller will cause the Company to enter into standing orders with counterparties or exchanges to enter in to transactions at the values at which the Prop Trading positions were marked on the prior day's close.

(g)    Prop Trading Positions. After the date hereof, the Company shall not enter into any Prop Trading commitments, other than offsetting trades intended to reduce or maintain the Prop Trading value at risk in compliance with Section 5.2.

(h)    Demand Payments and Capital Expenditures. Prior to the Closing, Seller will not permit the Company or Enserco Midstream to enter into any Contracts in a cumulative amount in excess of $5,000,000 for (1) transportation, storage, or other commitments requiring demand payments or (2) capital expenditures, other than  Contracts entered into with the prior written consent of Buyer. Specifically, Seller will not permit the Company to extend or otherwise enter into any new agreement with Northern Border Pipeline Company with respect to natural gas transport without the prior written consent of Buyer.

5.3    HSR Act Compliance; FPA Approval.

(a)    With respect to the transactions contemplated herein, each Party will (or will cause its applicable Affiliate to), within five (5) Business Days after the date hereof (or sooner, to the extent required by Applicable Law), file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the required notification and report form pursuant to the HSR Act and related requirements. Thereafter, each

Party will (or will cause its applicable Affiliate to) submit and otherwise provide any supplemental information requested in connection therewith pursuant to such Applicable Laws. Such actions will comply, in all material respects, with such Applicable Laws. Buyer will pay all filing and submission fees under the HSR Act (“HSR Filing Fees”). Each Party will furnish, or cause to be furnished, to the other any necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission necessary under such Applicable Laws. Each Party will keep the other Party reasonably informed, to the extent permitted by Applicable Laws, of the status of any communications with, and inquiries or requests for additional information from, the FTC, DOJ or any other Governmental Authority, and will use its commercially reasonable efforts to (and, if applicable, cause its appropriate Affiliate to) promptly comply with any such inquiry or request and to defend against any action of the FTC, DOJ or any other Governmental Authority that attempts to enjoin the sale of the Shares to Buyer. Each Party will (and, if applicable, will cause its appropriate Affiliate to) use its commercially reasonable efforts to cause the expiration or early termination of the waiting period required under the HSR Act.

(b)    Seller and Buyer shall use reasonable best efforts to prepare and file, as promptly as practicable after the date of this Agreement, an appropriate filing pursuant to Section 203 of the FPA for the approval by the FERC for the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by a Governmental Authority. With respect to any such filings, including filings that will be submitted pursuant to the FPA, the Parties shall cooperate with respect to information necessary for such filings and shall give each other reasonable opportunity to comment on and revise drafts of any such filings before such filings are submitted to the appropriate Governmental Authority. Seller shall cause the Company and Enserco Midstream to refrain from taking any action that causes the Company or Enserco Midstream to be regulated by or under any Governmental Authority that they are not regulated by or under as of the date hereof.

5.4    Access to Information.

(a)    Pre-Closing Access for Buyer. From the date hereof through Closing, subject to the Confidentiality Agreement and Seller's reasonable confidentiality precautions, including those based on the confidential nature of this Agreement and the Ancillary Documents and the transactions contemplated herein and therein, Seller will (1) cause Buyer and Buyer's representatives to have reasonable access during normal business hours and upon reasonable notice from Buyer, to the facilities, personnel, books and records of the Company for the opportunity to investigate the Company and (2) furnish to Buyer and Buyer's representatives such additional financial and operating data and other information relating to the Company as Buyer reasonably requests. Buyer and Buyer's representatives will conduct such investigation in a manner that does not interfere with the operations of Seller or the Company. Buyer will keep confidential, and Buyer will cause its representatives to keep confidential, all confidential information that Buyer or any of Buyer's representatives receives from or on behalf of Seller or the Company in the course of the actions contemplated in this Section, and Buyer will not, and Buyer will cause its representatives not to, use any of such confidential information except in connection with this Agreement and, if this Agreement is terminated for any reason whatsoever, will return to Seller or destroy all embodiments (and all copies) of such confidential information

(including all reports, analyses and other derivatives therefrom) that are in or under Buyer's or any of its representatives' possession or control.

(b)    Post Closing Access for Buyer. Throughout the three-year period after Closing, subject to Seller's reasonable confidentiality precautions, Seller will, during normal business hours and upon reasonable notice from Buyer, provide access to all books, records and data of the Company that remain in the possession of Seller.

(c)    Post-Closing Access for Seller. Throughout the three-year period after Closing (or until the expiration of the Foreign Tax Credit with respect to Section 5.4(c)(1)(F) below only), subject to Buyer's reasonable confidentiality precautions, Buyer will, during normal business hours and upon reasonable notice from Seller (1) cause Seller and Seller's representatives to have reasonable access to the books and records (including financial and Tax records, Tax Returns, files, papers and related items) of the Company, and to the personnel responsible for preparing and maintaining such books and records, in each case to the extent necessary or reasonably desirable to (A) defend or pursue any Proceeding, (B) defend or pursue indemnification matters hereunder, (C) prepare or audit financial statements, (D) prepare or file Tax Returns, (E) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority, and (F) with respect to Section 2.8 only, confirm the Net Tax Savings resulting from the Foreign Tax Credit in accordance with Section 2.8, and (2) permit Seller and Seller's representatives to make copies of such books and records for the foregoing purposes, at Seller's expense.

(d)    Post-Closing Retention of Information by Seller. At and after Closing, Seller may retain in Seller's (or any of its Affiliates') possession, subject to Buyer's reasonable confidentiality precautions, any copies of any books or records of such types described in Section 5.4(c)(1) that are in Seller's possession or control, in each case for any purpose described in Section 5.4(c)(1).

5.5    Further Assurances. If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as the other Party reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party.

5.6    Confidentiality and Publicity.

(a)    Confidentiality Agreement. Subject to the other terms of this Section 5.6, the Confidentiality Agreement between Black Hills Corporation and Buyer dated September 12, 2011 (the “Confidentiality Agreement”), will remain in full force and effect pursuant to its terms, except that, after the Closing Date, Confidential Information (as defined in the Confidentiality Agreement), for purposes of the obligations of Buyer under the Confidentiality Agreement, will be deemed not to refer to any information then solely relating to the Company.

(b)    Confidentiality. At all times after Closing, Seller will, and Seller will cause its Affiliates to, keep confidential and not disclose and not use, any confidential,

proprietary or other non-public information of the Company, except to the extent permitted by Section 5.4(c) and (d).

(c)    Publicity. Except as stated in this Section 5.6(c), no Party will make, and each Party will prevent its Affiliates from making, any public release or announcement regarding this Agreement, any Ancillary Document or any of the transactions contemplated herein or therein without the prior written approval thereof of each Party (which will not be unreasonably withheld).

(d)    Certain Permitted Disclosures. Notwithstanding the foregoing, nothing in this Section 5.6 will prevent any of the following at any time: (1) a Party disclosing any information to the extent required under Applicable Law or under the rules and regulations of any national securities exchange (to the extent such Party or any of its Affiliates has any of its securities traded or listed thereon); (2) before Closing, Seller informing other potential acquirers of the Company that a definitive agreement has been entered into, without identifying Buyer or any of its Affiliates; (3) before Closing, Seller communicating with any of its suppliers or customers on a need to know basis regarding the transactions contemplated herein, including regarding any change to any document, requirement or process relating to any product or service of Seller or the Company or any Consent; (4) a Party or any of its Affiliates making a statement or disclosure (A) as part of its or any of its Affiliate's financial statements or Tax Returns or (B) to the extent reasonably necessary to enforce or comply with this Agreement; or (5) a Party making a statement or disclosure to (A) such Party's (or any of its Affiliate's) paid legal, accounting and financial advisers to the extent reasonably necessary for any such adviser to perform its paid legal, accounting and financial services, respectively, for such Party (or such Affiliate), or (B) any lender or prospective lender of such Party (or such Affiliate) to the extent reasonably required as part of such lending relationship; provided that such Party will cause each Person to whom such statement or disclosure is made under this clause (5) to keep confidential and not disclose to any other Person any information in such statement or disclosure.

5.7    [Intentionally Omitted]

5.8    Certain Tax Matters.

(a)    Tax Periods Ending On or Before the Closing Date. Seller will prepare and timely file (or cause to be prepared and timely filed) all (1) Tax Returns with respect to the Company required to be filed on or before the Closing Date (after taking into account extensions therefor) and (2) consolidated, combined or unitary Tax Returns that include Seller and the Company that are required to be filed before, on or after the Closing Date. All such Tax Returns shall be prepared in accordance with past practice insofar as they relate to the Company.

(b)    Straddle Periods. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for any period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period” and “Straddle Tax Returns”). Seller shall satisfy (or cause to be satisfied) all Taxes with respect to any Pre-Closing Tax Period (“Pre-Closing Taxes”). In the case of any Straddle Period, any Taxes shall be calculated as though the taxable year of the Company terminated as of the close of business on the Closing Date; provided, however, in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the Straddle Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Straddle Period through the Closing Date and the denominator of which shall be the number of days in the Straddle Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(c)    Payment of Taxes. With respect to Straddle Period Returns, Buyer shall provide Seller with a copy of such completed Straddle Tax Returns and a statement (with which Buyer will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to Seller at least thirty (30) days prior to the due date (including any extension thereof) for filing of such Straddle Tax Return. For a Straddle Period, Seller shall pay Buyer the portion set forth on the Straddle Tax Returns attributable to Seller for any Pre-closing Tax Period, on or before two (2) days of the due date. With respect to any Straddle Tax Return which Buyer is to prepare and file under this Section 5.8, Buyer shall make the Straddle Tax Return and related Tax work papers available for review by Seller.

(d)    Cooperation on Tax Matters.

(1)    The Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any relevant taxing authority and to give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records.

(2)    Seller shall have the right to participate in and to direct Buyer in respect of any Tax proceeding to the extent it (A) relates to a Pre-Closing Tax Period or a Pre-Closing Tax of the Company and (B) could increase Seller's liability hereunder; provided, however, Buyer shall not be required to follow Seller's direction in any case in which the consequence could reasonably be expected to increase the Tax liability of the Company or Buyer for which Seller would have no obligation to indemnify in full.

(3)    Buyer and Seller further agree, upon reasonable request by the other, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e)    Transfer Taxes. Seller and Buyer will cooperate in timely making all Tax Returns, filings, returns, reports and forms as may be required to comply with the provisions of Applicable Law relating to Transfer Taxes. Notwithstanding Section 5.8(a), each Party will pay half of all Transfer Taxes that would have been payable had the Company not been converted to a limited liability company; all incremental Transfer Taxes resulting from such conversion to a limited liability company shall be the sole responsibility of Buyer.

5.9    Employee Matters. Buyer has delivered to Seller a list of individuals employed by the Company or Black Hills Service Company, LLC (“BH Service Co”) who have entered into retention agreements with the Company at the request of Buyer (“Retention Agreements”). Within twenty (20) Business Days after the date hereof, Buyer will deliver to Seller a confidential list of any other individuals employed by the Company or BH Service Co who (i) Buyer intends to cause the Company to retain or hire following the Closing (such individuals, together with the individuals party to Retention Agreements, are the “Retained Employees”) and (ii) Buyer does not intend to cause the Company to retain or hire following the Closing and who BH Service Co will retain or hire from the Company and make available to the Company following the Closing pursuant to the Transition Services Agreement. Buyer and Seller will coordinate the disclosure to employees of the Company and Enserco Midstream of information relating to the retention or severance of any employee of the Company or Enserco Midstream. Except as provided in the foregoing sentence, without the prior written consent of Buyer, Seller will not disclose to any employee of the Company or Enserco Midstream any information contained in any list of Retained Employees attached hereto or delivered by Buyer to Seller or otherwise relating to the retention or severance of any employee of the Company or Enserco Midstream.

(b)    Any employee of the Company who is not a Retained Employee or who declines employment with the Company, Enserco Midstream or Buyer following Closing shall be terminated by the Company or hired or retained by Seller or one or more of its Affiliates, at Seller's option, immediately before Closing, and, in such event, Seller shall provide any such terminated employee(s) with the severance to which they are entitled in accordance with the Company's policies at Seller's expense and shall indemnify Buyer accordingly.

(c)    All payments pursuant to the Retention Agreements shall be the responsibility of Buyer and Buyer shall indemnify Seller accordingly. All Retained Employees shall be the responsibility of Buyer and if any such employees leaves the employ of the Company, Enserco Midstream or Buyer after Closing, any severance obligations to such former employees shall be borne by Buyer and Buyer shall indemnify Seller accordingly.

5.10    Company Credit Support; Company Credit Facility. Buyer will cause the Company and each of its Affiliates to be unconditionally released from all non-cash Company Credit Support. Subject to Buyer's performance of the obligations set forth in the foregoing sentence, Seller will cause the Company to do the following at or prior to Closing: (a) pay all outstanding Liabilities (if any) pursuant to that certain Third Amended and Restated Credit Agreement, dated as of May 8, 2009, as amended (the “Company Credit Facility”), among the Company, BNP Paribas, as administrative agent, Societe Generale, U.S. Bank National Association, The Bank of Tokyo Mitsubishi UFJ, Ltd, and the other financial instructions party thereto (collectively, the “Lenders”), (b) terminate the Company Credit Facility, and (c) cause the Lenders to release all Encumbrances on any of the equity interests or assets of the Company and Enserco Midstream.

5.11    Calgary Lease. Prior to Closing, Seller shall legally terminate or otherwise assign that certain Lease of Office Space, dated as of December 21, 2010, as amended, between the Company and Bow Valley Leaseholds Limited (“Calgary Lease”), and Buyer shall have no obligations thereunder or liability therefor.

5.12    Sublease for the Denver Office. At Closing Seller and Buyer shall enter in a sublease for the Company's current office space, substantially in the form attached hereto as Exhibit B (the “Denver Sublease”). In the event that the landlord with respect to the Company's current office space does not consent to the Denver Sublease or the modifications to the premises contemplated therein, Seller will reimburse Buyer for all actual and reasonable incremental out-of-pocket costs associated with transitioning to and leasing other reasonably equivalent office space over and above the actual, out-of-pocket costs Buyer would have incurred had it subleased the Company's current office space pursuant to the terms of the Denver Sublease.

5.13    Trading and Support Software. Prior to Closing, Seller and its Affiliates shall assign to the Company all of their right, title and interest in and to the Company Software that is designated on Schedule 3.9(a) with the notation “To Be Assigned” to the extent it is assignable in accordance with the terms of the applicable Contract(s) pursuant to an assignment substantially in the form attached hereto as Exhibit C (the “Software Assignment”). Prior to Closing, Seller and its Affiliates shall use best efforts to obtain all necessary third-party consents to the assignment to the Company of their right, title and interest in and to the Company Software that is designated on Schedule 3.9(a) with the notation “To Be Assigned” but is not assignable in accordance with the terms of the applicable Contract(s), and with respect to such Company Software for which such third-party consents are obtained, Seller and its Affiliates shall assign to the Company all of their right, title and interest in and to such Company Software pursuant to a Software Assignment.

5.14    Accounts. Immediately prior to Closing, Seller shall release (and cause its Affiliates to release) the Company and Enserco Midstream of any and all obligations pursuant to, or otherwise terminate, all intercompany accounts other than Commercial Intercompany Accounts.

5.15    Conversion to an LLC. Within twenty (20) Business Days after the date hereof, Seller shall give Buyer an estimate of all the costs and expenses and any increase in Taxes (including Transfer Taxes) that would be incurred by Seller in connection with the conversion of the Company into a Delaware limited liability company. Subject to Buyer's written approval of the costs described in the prior sentence, immediately prior to Closing, Seller shall cause such conversion to be effectuated. Neither such conversion nor anything resulting from such conversion shall be deemed to be a breach of any representation or warranty of Seller herein. Buyer shall reimburse Seller for all costs and expenses reasonably incurred by Seller or the Company in connection with such conversion (“Conversion Costs”). Buyer shall indemnify and reimburse Seller for any increase in Taxes (including Transfer Taxes) payable by Seller as a result of such conversion. In the event the Company is converted to a limited liability company prior to the Closing pursuant to this Section, then all references in this Agreement to “Shares”

shall be deemed to be the Company's newly issued limited liability company membership interests.

5.16    Transition Services Agreement. Buyer and Seller shall use commercially reasonable efforts to (a) continue to negotiate the transition services agreement attached hereto as Exhibit D (the “Transition Services Agreement”) and (b) enter into at Closing such Transition Services Agreement, with such changes as have been agreed to by the parties; provided that Buyer and Seller shall be reasonably compensated for the performance of their respective obligations thereunder and their respective obligations thereunder shall not survive beyond 180 days after the Closing Date.

ARTICLE 6
CLOSING; CLOSING DELIVERIES; TERMINATION

6.1    Closing. Subject to any earlier termination hereof, closing of the transactions contemplated herein (“Closing”) will take place at the offices of Faegre & Benson LLP (or its predecessor) at 3200 Wells Fargo Center, 1700 Lincoln Street, Denver, CO 80202, beginning at 9:00 a.m. local time on the second Business Day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate such transactions (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) or such other date or time as Buyer and Seller mutually determine (the actual date Closing occurs being the “Closing Date”). Closing will be effective as of 11:59 p.m. on the Closing Date. All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document.

6.2    Closing Deliveries by Seller. At Closing, Seller will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:

(a)    all stock certificates representing the Shares, each duly endorsed in blank or accompanied by a duly executed stock power, dated the Closing Date and executed by Seller, in a form suitable for transferring the Shares to Buyer in the records of the Company;

(b)    Approval of the FERC under Section 203 of the FPA;

(c)    a duly executed copy of the Non-Competition Agreement;

(d)    subject to Section 5.16, a duly executed copy of the Transition Services Agreement;

(e)    a certificate of a duly authorized officer of Seller, in a form approved in advance by Buyer (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying that attached thereto is a true, correct and complete (1) certified copy of the Articles of Organization of Seller and Certificate of Incorporation of the Company, and a true, correct and complete copy of the Operating Agreement of Seller and By-Laws of the Company, in each case as are then in full force and effect, and (2) copy of the resolutions of the members or managers (as required) of Seller, authorizing the execution, delivery and performance of this Agreement and each Ancillary Document to which Seller is a party and the transactions contemplated herein and therein, in each case as are then in full force and effect;

(f)    subject to Section 5.12, a duly executed copy of the Denver Sublease;

(g)    duly executed copies of the Software Assignments in accordance with Section 5.13;

(h)    resignation letters from all of the officers and directors of the Company and Enserco Midstream who are not being retained in their current position;

(i)    evidence of the conversion of the Company to a Delaware limited liability company, if applicable;

(j)    evidence of the termination or assignment of the Calgary Lease to the satisfaction of Buyer;

(k)    a certificate of a duly authorized officer of Seller, in a form approved in advance by Buyer (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying (1) that each of Seller's representations and warranties in this Agreement was accurate in all respects as of the Closing Date, and (2) certifying a complete list of the officers and directors of the Company and Enserco Midstream, respectively, and the signature of each such person;

(l)    the BNPP Reconciliation statement as of the Closing Date; and

(m)    all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Seller at Closing.

6.3    Closing Deliveries by Buyer. At Closing, Buyer will deliver, or cause to be delivered, to Seller (or as Seller or this Agreement otherwise directs), the following:

(a)    payment of the Estimated Purchase Price pursuant to Article 2;

(b)    a duly executed copy of the Non-Competition Agreement;

(c)    subject to Section 5.16, a duly executed copy of the Transition Services Agreement;

(d)    officer's certificates of a duly authorized officer of Buyer, in a form approved in advance by Seller (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying (1) that attached thereto is a true, correct and complete copy of the Organizational Documents of Buyer as are then in full force and effect, and (2) that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors, Managers or Members of Buyer, as applicable, authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of Buyer and the transactions contemplated herein and therein, in each case as are then in full force and effect;

(e)    subject to Section 5.12, a duly executed copy of the Denver Sublease;

(f)    a certificate of a duly authorized officer of Buyer, in a form approved in advance by Seller (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying (1) that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the Closing Date, and (2) certifying the signature of each officer of Buyer authorized to sign this Agreement and the other documents delivered herewith; and

(g)    all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyer at Closing.

6.4    Termination of Agreement. The sole and exclusive rights to terminate this Agreement before Closing (and the Party that has any such right) are as follows:

(a)    by mutual written consent of the Parties;

(b)    by either Party, if Closing has not occurred on or before March 31 , 2012 (the “Termination Date”);

(c)    by Buyer, if Seller commits a material breach of any term of this Agreement and such breach is not cured within fifteen (15) days after the date on which Buyer gives to Seller written notice of such breach, which notice must describe such breach with reasonable specificity and reference this Section, provided that Buyer has not waived such breach; or

(d)    by Seller, if Buyer commits a material breach of any term of this Agreement and such breach is not cured within fifteen (15) days after the date on which Seller gives to Buyer written notice of such breach, which notice must describe such breach with reasonable specificity and reference this Section, provided that Seller has not waived such breach.

A termination of this Agreement under any of the preceding clauses (b) through (d) will be effective two Business Days after the Party seeking termination gives to the other Party written notice of such termination. Notwithstanding any term in this Section 6.4, a Party will not have the right to terminate this Agreement (except by mutual written consent pursuant to Section 6.4(a)) if the failure to satisfy any condition to Closing or consummate the transactions contemplated herein results in any material respect from the breach by such Party of any of its representations, warranties, covenants or agreements herein.
6.5    Effect of Termination. If this Agreement is terminated pursuant to Section 6.4, then this Agreement will be of no further force or effect, except for the terms of Section 5.6 (captioned, “Confidentiality and Publicity”), Section 9.2 (captioned, “Expenses”), Section 9.3 (captioned “Interpretation; Construction”), Section 9.4 (captioned “Parties in Interest; Third-Party Beneficiaries”), Section 9.5 (captioned, “Governing Law”), Section 9.6 (captioned “Sole and Exclusive Remedies”), Section 9.7 (captioned, “Jurisdiction, Venue and Waiver of Jury Trial”), and this Section 6.5. Upon any termination pursuant to Section 6.4, no Party will have any further obligation or other Liability hereunder, except pursuant to a Section listed in the immediately preceding sentence or for any pre-termination fraud or willful or intentional breach by such Party.

6.6    Failure to Consummate Transactions; Liquidated Damages. If (1) the conditions under Sections 7.1 hereof have been satisfied or waived and nonetheless the transactions contemplated herein have not been consummated on or before the Termination Date, such failure is due to the actions or inactions of Buyer, and Seller rightfully terminates this Agreement pursuant to Section 6.4(b), or (2) Seller rightfully terminates this Agreement pursuant to Section 6.4(d), then Buyer will pay to Seller as a termination fee (the “Seller Termination Fee”) and as the sole remedy of Seller the amount of $5,000,000. The payment pursuant to this Section 6.6(a) will be made within one Business Day after the date of Seller's termination of this Agreement by wire transfer of immediately available funds to an account designated by Seller. Buyer acknowledges that the agreements in this Section 6.6(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Seller would not enter into this Agreement; accordingly, if Buyer fails to pay or cause to be paid the Seller Termination Fee when due, and, in order to obtain such payment, Seller commences a Proceeding that results in a judgment against Buyer for the Seller Termination Fee, then Buyer will pay to Seller the reasonable costs and expenses (including attorneys' fees and expenses) of Seller in connection with such Proceeding, together with interest on the amount thereof at the prime rate as published in the Wall Street Journal on the date such payment was required to be made. If Seller is paid the Seller Termination Fee, then Seller may not exercise any other remedy against Buyer, at law or in equity or otherwise (except as contemplated by this Section). In the circumstance where the Seller Termination Fee is payable to Seller, such Seller Termination Fee shall be the sole and exclusive remedy of Seller against BNP Paribas and any of its current, former or future Affiliates or representatives and in no event shall BNP Paribas or any of its current, former or future Affiliates or representatives be subject to (nor shall Seller or any of its Affiliates seek to recover) damages in excess of the Seller Termination Fee in the aggregate for all losses, liabilities, debts and obligations arising from or in connection with any claim or cause of action that Seller or any of its Affiliates may have against BNP Paribas in connection herewith, including for a breach of Article 6 hereof as a result of financing by BNP Paribas to Buyer not being available to be drawn down or otherwise arising from the commitment letter from BNP Paribas to Buyer.

(b)    If (1) the conditions under Sections 7.2 hereof have been satisfied or waived and nonetheless the transactions contemplated herein have not been consummated on or before the Termination Date, such failure is due to the actions or inactions of Seller, and Buyer rightfully terminates this Agreement pursuant to Section 6.4(b), or (2) Buyer rightfully terminates this Agreement pursuant to Section 6.4(c), then Seller will pay to Buyer as a termination fee (the “Buyer Termination Fee”) and as the sole remedy of Buyer the amount of $3,500,000. The payment pursuant to this Section 6.6(b) will be made within one Business Day after the date of Buyer's termination of this Agreement by wire transfer of immediately available funds to an account designated by Buyer. Seller acknowledges that the agreements in this Section 6.6(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Seller fails to pay or cause to be paid the Buyer Termination Fee when due, and, in order to obtain such payment, Buyer commences a Proceeding that results in a judgment against Seller for the Buyer Termination Fee, then Seller will pay to Buyer the reasonable costs and expenses (including attorneys' fees and expenses) of Buyer in connection with such Proceeding, together with interest on the amount thereof at the prime rate as published in the Wall Street Journal on the date such payment was required to be made. If Buyer is paid the Buyer Termination Fee, then Buyer may not exercise any other remedy against Seller, at law or in equity or otherwise (except as contemplated by this Section).

ARTICLE 7
CONDITIONS TO OBLIGATIONS TO CLOSE

7.1    Conditions to Obligation of Buyer to Close. The obligation of Buyer to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

(a)    Accuracy of Representations and Warranties. Each representation and warranty of Seller in Article 3 that contains a Materiality Qualifier is true and correct, and each representation and warranty of Seller in Article 3 that does not contain a Materiality Qualifier is true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date).

(b)    Observance and Performance. Seller will have performed, and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed by Seller on or before the Closing Date.

(c)    Consents. Seller will have obtained and delivered to Buyer each Consent, each dated on or before the Closing Date, or in the case of Company Software, complied with Section 5.13.

(d)    HSR Act; FERC. The applicable waiting period, and any extension thereof, under the HSR Act will have expired or been duly terminated, if applicable, and the approval of the transactions contemplated herein by the FERC under Section 203 of the FPA has been received.

(e)    No Material Adverse Effect. Since the date of this Agreement, there will not have been any Material Adverse Effect on the Company or Enserco Midstream.

(f)    No Legal Actions. No Governmental Authority of competent jurisdiction will have instituted any Proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the purchase or sale of the Shares or the consummation of the other transactions contemplated herein.

If any of the foregoing conditions to Closing is not satisfied at or before Closing and Buyer elects to consummate the transactions contemplated herein despite such failure, then Buyer will be deemed to have waived any and all claims for Losses arising out of, relating to or resulting from such failure and Buyer will have no right to be indemnified therefor.
7.2    Conditions to Obligation of Seller to Close. The obligation of Seller to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Seller, in Seller's sole discretion:

(a)    Accuracy of Representations and Warranties. Each representation and warranty of Buyer in Article 4 that contains a Materiality Qualifier is true and correct, and each representation and warranty of Buyer in Article 4 that does not contain a Materiality Qualifier is true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date).

(b)    Observance and Performance. Buyer will have performed, and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed by Buyer on or before the Closing Date.

(c)    Consents. Seller will have obtained each Consent, each dated on or before the Closing Date and in a form reasonably satisfactory to Seller.

(d)    HSR Act; FERC. The applicable waiting period, and any extension thereof, under the HSR Act will have expired or been duly terminated, if applicable, and the approval of the transactions contemplated herein by the FERC under Section 203 of the FPA has been received.

(e)    No Legal Actions. No Governmental Authority of competent jurisdiction will have instituted any Proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the purchase or sale of the Shares or the consummation of the other transactions contemplated herein.

If any of the foregoing conditions to Closing is not satisfied at or before Closing and Seller elects to consummate the transactions contemplated herein despite such failure, then Seller will be deemed to have waived any and all claims for Losses arising out of, relating to or resulting from such failure and Seller will have no right to be indemnified therefor.

ARTICLE 8
INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES

8.1    Indemnification by Seller. Subject to the other terms of this Article 8, Seller will indemnify Buyer from and against all Losses of Buyer and each of Buyer's Other Indemnified Persons, to the extent proximately caused by any (a) breach of any representation or warranty made by Seller herein or in any Ancillary Document to which Seller is a party, (b) breach of any covenant or agreement of Seller herein or in any Ancillary Document to which Seller is a party, or (c) Proceeding incident to any of the foregoing.

8.2    Indemnification by Buyer. Subject to the other terms of this Article 8, Buyer will indemnify Seller from and against all Losses of Seller and each of Seller's Other Indemnified Persons, to the extent proximately caused by any (a) breach of any representation or warranty made by Buyer herein or in any Ancillary Document to which Buyer is a party, (b) breach of any covenant or agreement of Buyer herein or in any Ancillary Document to which Buyer is a party; or (c) Proceeding incident to any of the foregoing.

8.3    Certain Limitations and Other Matters Regarding Claims.

(a)    Deductible. Subject to the other terms of this Article 8, no Party will have any obligation under Article 8 unless and until the aggregate amount of Losses for which such Party is obligated thereunder exceeds $1,000,000 (the “Deductible”), and then only for the amount of such Losses in excess of the Deductible.

(b)    Cap. Subject to the other terms of this Article 8, no Party's obligations under Article 8 in the aggregate will exceed an amount equal to $5,000,000 (the “Cap”); provided, however, the Cap for any Trade Book Claim shall be $15,000,000.

(c)    Certain Treatment of Special Representations. Notwithstanding the foregoing terms of this Section 8.3, (1) the Deductible and Cap will not limit any Liability with respect to any Special Representation and (2) the amount of Losses hereunder with respect to any Special Representation will not be used in determining if the Deductible or Cap has been reached or exceeded. “Special Representation” means (A) with respect to Seller, any representation or warranty in Section 3.1 (captioned “Organization and Good Standing”) in Section 3.2 (captioned “Capitalization”), Section 3.3(a) (captioned “Authority and Authorization”), Section 3.5 (captioned “Taxes”), or Section 3.19 (captioned “Brokers”), (B) with respect to Buyer, any representation or warranty in Section 4.2(a) (under the heading “Authority and Authorization; Conflicts; Consents”), Section 4.4 (captioned “Availability of Funds”), or Section 4.7 (captioned “Brokers”), or (C) with respect to any Party, any representation or warranty that is fraudulently made.

(d)    No Special Losses. Notwithstanding any other term herein, no Party will be obligated to any other Person for any consequential, incidental, indirect, special, exemplary or punitive damages or Losses based thereon, including regarding loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity, and no Party will be obligated to any other Person for any Loss determined as a multiple of income, revenue or the like, relating to the breach of any representation, or warranty, covenant or agreement herein or in any Ancillary Document; provided that the foregoing will not apply to Seller's rights under Section 6.6 or to recover any Losses if Buyer fails to effect the Closing in breach hereof.

8.4    Certain Survival Periods.

(a)    Survival of Representations and Warranties. Subject to Section 8.4(b), each representation or warranty herein or in any Ancillary Document will survive the execution and delivery of this Agreement and remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, however, that the representations and warranties made pursuant to Sections 3.1, 3.2, 3.3, 3.20, 4.1 and 4.6 shall survive indefinitely and Sections 3.5 and 3.12 shall survive until sixty (60) days following the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers thereof). Neither the period of survival nor the liability of any Party hereto with respect to such Party's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the other Party.

(b)    Survival of Representations and Warranties Until Final Determination. Notwithstanding Section 8.4(a), for each claim for indemnification hereunder regarding a representation or warranty that is validly made before the expiration of such representation or warranty, such claim and associated right to indemnification (including any right to pursue such indemnification, including via any Proceeding) will not terminate until final determination and satisfaction of such claim.

(c)    Survival of Covenants and Agreements. Each covenant and agreement (other than representations and warranties) made herein or in any Ancillary Document, and all associated rights to indemnification, will survive Closing until the expiration of the applicable statute of limitations.

8.5    Notice of Claims and Procedures.

(a)    Notice of Claims. A Party may assert a claim for indemnification hereunder (the “Claiming Party”) by giving the Party or Parties responsible for such indemnification (the “Indemnifying Party”) prompt notice of any claim for which such Claiming Party demands indemnification specifying the amount and nature of such claim (to the extent known). If the claim involves a Person that is not a Party nor an Other Indemnified Person (such a claim, including any Tax Claim, being a “Third-Party Claim”), the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party's (or any of its applicable Other Indemnified Person's) receipt thereof, copies of all documents (including court papers) received by the Claiming Party (or any such Other Indemnified Person) relating to any such Third-Party Claim. The failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any Liability hereunder, except if the Indemnifying Party was prejudiced thereby, but only to the extent that the Indemnifying Party demonstrates that it was prejudiced thereby.

(b)    Access and Cooperation. Each Party will, and will cause its Other Indemnified Persons to, cooperate and assist in all reasonable respects regarding any Third-Party Claim, including by promptly making available to such other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Person relating to such Third-Party Claim, subject to reasonable confidentiality precautions.

(c)    Defense and Participation Regarding Third-Party Claims. Promptly after receiving notice of a Third-Party Claim pursuant to Section 8.5(a) (“Initial Claim Notice”), the Indemnifying Party will have the option to (1) conduct the Defense of such Third-Party Claim or (2) permit the Claiming Party to conduct the Defense of such Third-Party Claim. To elect to conduct such Defense, the Indemnifying Party must give written notice of such election to the Claiming Party within ten (10) days (or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights) after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party. Regardless of which Party conducts the Defense of such Third-Party Claim (the “Defending Party”), (A) the other Party (the “Non-Defending Party”) may participate, at its own expense, in such Defense (including any Proceeding regarding such Third-Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such Defense, (B) each Party will keep the other Party reasonably informed of all matters material to such Defense and Third-Party Claim at all stages thereof, (C) no Party will or will permit its Other Indemnified Persons to admit Liability with respect to, or compromise or settle, such Third-Party Claim without the prior written consent of the other Party (which consent will not be unreasonably withheld) and (D) the Defending Party will not compromise or settle such Third-Party Claim, without the consent of the Non-Defending Party (which consent will not be unreasonably withheld).

8.6    Materiality Qualifiers. For purposes of this Article 8, in determining the amount of Losses arising out of, relating to or resulting from a breach of a representation or warranty in this Agreement or in any Ancillary Document (or any Proceeding arising out of, relating to or resulting from such a breach), but not for purposes of determining whether a breach occurred, all Materiality Qualifiers will be ignored and each such representation and warranty will be read and interpreted without regard to any Materiality Qualifier.

8.7    Reduction for Insurance, Taxes and Other Offsets.

(a)    The obligations of each Indemnifying Party hereunder regarding any Loss will be reduced, including retroactively, by the amount of any insurance proceeds, benefit regarding Taxes (a “Tax Benefit”) or other amount or benefit received, directly or indirectly, by the Claiming Party (or any of its Other Indemnified Persons) regarding such Loss. Without limiting the generality of the foregoing, if (1) the Claiming Party (or such Other Indemnified Person) receives from or on behalf of an Indemnifying Party, or an Indemnifying Party pays on behalf of the Claiming Party (or such Other Indemnified Person), a payment regarding a Loss, and (2) the Claiming Party (or such Other Indemnified Person) subsequently receives, directly or indirectly, any insurance proceeds, Tax Benefit or other amount or benefit regarding such Loss, then such Claiming Party (for itself or on behalf of such Other Indemnified Person, as applicable) will promptly pay to the Indemnifying Party the amount of such insurance proceeds, Tax Benefit or other amount or benefit, or, if less, the amount of such payment. The amount of such insurance proceeds, Tax Benefit or other amount or benefit received will be net of any costs and expenses incurred by the Claiming Party (or such Other Indemnified Person) in procuring the same and after giving effect to the impact of such recovery on insurance premiums or other costs of insurance.

(b)    In computing the amount of any such Tax Benefit, the Claiming Party (or such Other Indemnified Person) will be deemed to fully utilize, at the highest marginal Tax rate then in effect under Applicable Law, all Tax items arising from the incurrence or payment of any indemnified Losses. To permit the Parties to fully resolve the claim regarding such Loss at one time, for any such Tax Benefit that is reasonably likely to be received in the future by the Claiming Party (or such Other Indemnified Person), the indemnification owed regarding such Loss will be reduced (without duplication) by the Parties' agreed upon determination of the present value of such future Tax Benefit (such agreement not to be unreasonably withheld).

(c)    Seller will only be liable to Buyer for Taxes to the extent that such Taxes hereunder exceed the sum of (1) the amount, if any, of estimated Taxes paid for such Taxes on or before the Closing Date plus (2) the amount, if any, accrued for such Taxes in Final Net Working Capital.

8.8    Effect of Purchase Price Adjustment. Any Loss for which a Party would otherwise be obligated to provide indemnification hereunder will be offset to the extent (but only to the extent) such Loss is reflected in the adjustments to the Purchase Price under Article 2.

8.9    Indemnification Adjusts Purchase Price for Tax Purposes. Each Party will, including retroactively, treat indemnification payments under this Agreement as adjustments to the Purchase Price (without regard to the Purchase Price Cap) for Tax purposes to the extent permitted under Applicable Law.

8.10    Certain Disclaimers. Notwithstanding any other term herein, other than as expressly made by Seller in Article 3 or Buyer in Article 4, neither Seller nor Buyer has made (and no Person on behalf of Seller or Buyer has made), and neither Seller nor Buyer (or any other Person) shall have or be subject to any Liability arising out of, relating to or resulting from, any representation or warranty or similar assurance (whether direct or indirect, written or oral, or statutory, express or implied), including in each case regarding the effect of any of the transactions contemplated herein on the business of Buyer, the Company or Enserco Midstream or the reaction thereto of any Person.

ARTICLE 9
CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

9.1    Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail, (c) sent by nationally recognized overnight delivery service for next Business Day delivery, or (d) sent by facsimile transmission or electronic mail, followed by United States mail, in each case as follows:

If to Seller, to:		with copies to:

Black Hills Non-regulated Holdings LLC		Black Hills Corporation
PO Box 1400		PO Box 1400
625 Ninth Street		625 Ninth Street
Rapid City, SD 57709		Rapid City, SD 57709
Attn:	Richard W. Kinzley, Vice President -	Attn:	Steven J. Helmers, Senior Vice
	Strategic Planning and Development		President and General Counsel
Fax:	(605) 721-2599	Fax:	(605) 721-2550
E-mail:	Rich.Kinzley@blackhillscorp.com	E-mail:	Steven.Helmers@blackhillscorp.com
and

Faegre Baker Daniels LLP
1470 Walnut Street, Suite 300
Boulder, CO 80302
		Attn:	John R. Marcil
		Fax:	(303) 447-7800
		Email:	john.marcil@faegrebd.com

if to Buyer, to:

Twin Eagle Resource Management, LLC
5120 Woodway, Suite 10010
Houston, TX 77056
Attn:	Griffin E. Jones, President and
Chief Executive Officer
Fax:	(713) 341-7324
E-Mail:	gjones@termna.com

Such notices or communications will be deemed given (A) if so delivered by hand, when so delivered, (B) if so sent by mail, three Business Days after mailing, (C) if so sent by overnight delivery service, one Business Day after delivery to such service, (D) if so sent by facsimile transmission or electronic mail (followed by United States mail), when actually received by the addressee thereof. A Party may change the address to which such notices and other communications are to be given by giving the other Party notice thereof in the foregoing manner.
9.2    Expenses. Except as is expressly stated otherwise herein, each Party will bear its own costs and expenses incurred in connection with the transactions contemplated herein. Seller also will bear all such costs and expenses of the Company, except Buyer will bear any out-of-pocket cost or expense incurred by the Company in connection with any financing arranged by Buyer in connection with the transactions contemplated herein (including that no such cost or expense in connection with such financing will be a liability of the Company in adjusting the Net Working Capital under Article 2).

9.3    Interpretation; Construction. In this Agreement, (a) the table of contents, headings and section captions are for convenience of reference only and will not affect the meaning or interpretation of this Agreement, (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear), (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise, (d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof, (e) unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder, (f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation,” (g) the word “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item, (h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto, (i) unless expressly stated herein to the contrary, reference to an Article, Section, Annex, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement, (j) all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency, (k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day, (l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence, (m) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof, and (n) the word “shall” denotes a directive and obligation, and not an option. The Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party's counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

9.4    Parties in Interest; Third-Party Beneficiaries. There is no Third-Party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person (including any Other Indemnified Person or any employee), except each Party and their respective permitted successors and assigns; provided that BNP Paribas and any of its current, former or future Affiliates or representatives shall each be considered a third party beneficiary with respect to Section 6.6, this Section 9.4, Section 9.5(b), Section 9.7(b) and Section 9.10.

9.5    Governing Law. Subject to Section 9.5(b), this Agreement will be construed and enforced in accordance with the substantive laws of the State of Colorado without reference to principles of conflicts of law.

(b)    With respect to Section 6.6, Section 9.4, this Section 9.5(b), Section 9.7(b) and Section 9.10 as they pertain to any right of BNP Paribas, this Agreement will be construed and enforced in accordance with the substantive laws of the State of New York without reference to principles of conflicts of law.

9.6    Sole and Exclusive Remedies. Notwithstanding any other term herein, the sole and exclusive remedies of the Parties arising out of, relating to or resulting from this Agreement or any Ancillary Document will be strictly limited to those contained in Section 6.4 (with respect to the termination of this Agreement under the circumstances set forth therein) and Article 8.

9.7    Jurisdiction, Venue and Waiver of Jury Trial.

(a)    SUBJECT TO SECTION 2.6(c) AND SECTION 9.7(b), EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN DENVER, COLORADO IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND TO the RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.
(b)    EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY PROCEEDING BY OR AGAINST BNP PARIBAS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.
9.8    Entire Agreement; Amendment; Waiver. This Agreement, including the Schedules, constitutes the entire Agreement between the Parties pertaining to the subject matter herein and supersedes any prior representations, warranties, covenants, agreements and understandings of the Parties regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party. Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver.

No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

9.9    Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by either Party without the prior written consent of the other Party (which consent will not be unreasonably withheld). This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section is void.

9.10    Severability. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties' original intent as is permissible.

9.11    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Such counterparts may be executed and delivered by facsimile or other electronic means by any of the Parties, and the receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received.

9.12    Schedules. Certain information is contained in the Schedules solely for informational purposes, may not be required to be disclosed pursuant hereto and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that any of such information is material to the business, assets, Liabilities, financial position, operations or results of operations of any Person or otherwise material regarding such Person. Each matter disclosed in any Schedule, representation or warranty in a manner that makes its relevance to one or more other Schedules, representations or warranties reasonably apparent on the face of such disclosure will be deemed to have been appropriately included in each such other Schedule, representation or warranty (notwithstanding the presence or absence of any reference in or to any Schedule, representation or warranty).

IN WITNESS WHEREOF, each Party has executed this Stock Purchase Agreement effective as of the date first written above.

BUYER: TWIN EAGLE RESOURCE MANAGEMENT, LLC By: /s/ Griffen E. Jones Name: Griffin E. Jones Its: President and Chief Executive Officer	SELLER: Black Hills Non-regulated Holdings, LLC By: /s/ David R. Emery Name: David R. Emery Its: President and Chief Executive Officer

Annex A
to
Stock Purchase Agreement

CERTAIN DEFINITIONS

“Adjustment Payment Date” is defined in Section 2.6(e).
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise. No individual is an Affiliate of any other individual.
“Agreement” is defined in the Preamble to this Agreement.
“Ancillary Document” means, with respect to a Person, any document executed and delivered by such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).
“Annual Financial Statements” is defined in Section 3.4(a)(1).
“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.
“BH Service Co” is defined in Section 5.9.
“BNPP Reconciliation” is defined in Section 3.19(f).
“Business” means the ongoing business of the Company and Enserco Midstream as currently conducted.
“Business Curtailment Losses” is defined in Section 5.2(e).
“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the States of Colorado, South Dakota or Texas are generally authorized or required by Applicable Law to be closed.
“Business Operations Committee” is defined in Section 5.2(a).
“Buyer” is defined in the Preamble to this Agreement.
“Buyer's Statement” is defined in Section 2.6.
“Buyer Termination Fee” is defined in Section 6.6(b).

“Calgary Lease” is defined in Section 5.11.
“Cap” is defined in Section 8.3(b).
“CERCLA” is defined in Section 3.12(a).
“Claiming Party” is defined in Section 8.5(a).
“Closing” is defined in Section 6.1.
“Closing Date” is defined in Section 6.1.
“Closing Payment” is defined in Section 2.5(e).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Intercompany Accounts” means intercompany accounts or agreements between the Company or Enserco Midstream, on the one hand, and Seller or any Affiliate of Seller (other than the Company and Enserco Midstream), on the other hand, included in the Trade Book.
“Commodity” means the Company's and its Subsidiaries' right, title and interest in and to natural gas, natural gas liquids, coal, crude oil, distillates for crude blending, electricity and energy in any form (including capacity, installed capacity, or any other ancillary service) related to electricity, and Environmental Products.
“Commodity Transactions” means spot, forward, futures, option, park and loan, swap, exchange, sale, purchase and repurchase transactions, tolling transactions, energy conversion agreements, rights relating to the transportation, transmission or storage of any Commodity, ancillary products, foreign currency contracts used to mitigate currency exposure related to commodity purchases and sales denominated in U.S. dollars, and any combination of the foregoing and similar transactions involving Commodities and other commodities the price of which is substantially related to the price or availability of natural gas or electricity (including financial derivative products relating to the foregoing).
“Company” is defined in the Preamble to this Agreement.
“Company Credit Facility” is defined in Section 5.10.
“Company Credit Support” is defined in Section 3.18(a).
“Company Plan” means a Plan of which the Company or any Subsidiary is or was a Plan Sponsor, or to which the Company or any Subsidiary otherwise contributes or has contributed, or in which any employee of the Company or any Subsidiary otherwise participates or has participated.

“Company Pre-Paid Deposits” is defined in Section 3.18(b).
“Company Software” is defined in Section 3.13(a).
“Confidentiality Agreement” is defined in Section 5.6(a).
“Consent” is defined in Section 3.3(c).
“Contract” means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.
“Conversion Costs” is defined in Section 5.15.
“Counterparty” is defined in Section 3.18(a).
“Counterparty Credit Support” is defined in Section 3.18(c).
“Counterparty Pre-Paid Deposits” is defined in Section 3.18(d).
“Credit Policy” means Black Hills Corporation's Corporate Credit Policy and in effect as of April 18, 2011 through the date of this Agreement.
“Credit Support Schedules” is defined in Section 3.18(e).
“Deductible” is defined in Section 8.3(a).
“Defending Party” is defined in Section 8.5(c).
“Defense” means legal defense (which may include related counterclaims) reasonably conducted by reputable legal counsel of good standing selected with the written consent of the Claiming Party (which consent will not be unreasonably withheld).
“Denver Sublease” is defined in Section 5.12.
“Distributable Cash” is defined in Section 2.3(a)(3).
“DOJ” is defined in Section 5.3(a).
“Electronically Recorded Trade Book” means the Company's detailed listing of electronically recorded Commodity Transactions of the Company.
“Encumbrance” means any mortgage, claim, pledge, security interest, charge, lien, option or other right to purchase, restriction or reservation or any other encumbrance whatsoever.
“Enserco Midstream” means Enserco Midstream, LLC, a South Dakota limited liability company.

“Environment” is defined in Section 3.12(a).
“Environmental Laws” is defined in Section 3.12(a).
“Environmental Liabilities” is defined in Section 3.12(a).
“Environmental Products” means (i) renewable energy certificates, credits, allowances, green tags, or other transferable indicia, however entitled, each indicating generation of one megawatt hour or other specified amount of energy from a renewable energy source, including any energy source that is not fossil carbon-based, non-renewable or radioactive, and including without limitation solar, wind, biomass, anaerobic digester, hydrogen fuel cell, geothermal, landfill gas, or wave, tidal and thermal ocean technologies, (ii) emissions allowances, certificates, credits, benefits, reductions, offsets, or other transferable indicia, however entitled, each representing either one metric ton or other specified amount of carbon dioxide (or carbon dioxide with other greenhouse gas, including without limitation methane, nitrous oxide, hydroflurocarbons, perflurocarbons, and sulphur hexafluoride) emissions or the sequestration, reduction or avoidance of emissions, and (iii) emissions allowances, certificates, credits, benefits, reductions, offsets, or other transferable indicia, however entitled, each representing one ton or other specified amount of sulfur dioxide or nitrogen oxide emissions or the sequestration, reduction or avoidance of emissions.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any (if any) corporation, trade or business (whether or not incorporated) that is under common control with the Company pursuant to section 414(b) and (c) of the Code.
“Estimated Purchase Price” is defined in Section 2.3(a)(2).
“Estimated Statement” is defined in Section 2.3(a).
“Excess Purchase Price” is defined in Section 2.6(e).
“FERC” means the Federal Energy Regulatory Commission.
“FERC Order Authorizing the Disposition of Jurisdictional Facilities Under Section 203 of the FPA” means that certain filing made by Seller and Buyer as required pursuant to Section 203 of the FPA to the FERC authorizing the indirect disposition of jurisdictional facilities as described therein and receipt of final approval from the FERC, unless otherwise waived by the Parties in writing.
“Final Purchase Price” is defined in Section 2.6(d).
“Financial Statements” is defined in Section 3.4(b).
“Foreign Tax Credit” is defined in Section 2.8.
“FPA” means the United States Federal Power Act, as amended.

“FTC” is defined in Section 5.3(a).
“GAAP” means generally accepted United States accounting principles as have been consistently applied by the Company.
“Governmental Authority” means any (a) nation, state, county, city, district or other similar jurisdiction of any nature, (b) federal, state, local or foreign government; (c) governmental or quasi‑governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal), (d) multi‑national organization or body, or (e) body or other Person entitled by Applicable Law (or by Contract with the Parties) to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.
“Hazardous Material” is defined in Section 3.12(a).
“Health and Safety Laws” is defined Section 3.12(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Filing Fees” is defined in Section 5.3(a).
“Incremental Commitment Fee” is defined in Section 2.5(c).
“Indemnifying Party” is defined in Section 8.5(a).
“Initial Claim Notice” is defined in Section 8.5(c).
“Intellectual Property” means any trademark, service mark, trade name, trade dress, goodwill, patent, copyright, design, logo, formula, invention (whether or not patentable or reduced to practice), concept, domain name, website, trade secret, know‑how, confidential information, mask work, product right, software, technology or other intangible asset of any nature, whether in use, under development or design or inactive (including any registration, application or renewal regarding any of the foregoing).
“Interim Balance Sheet” is defined in Section 3.4(b).
“Interim Balance Sheet Date” is defined in Section 3.4(b).
“Interim Financial Statements” is defined in Section 3.4(b).
“Investments” is defined in Section 2.1(d).
“IRS” means the United States' Internal Revenue Service.
“Knowledge” has the following meaning: (a) a natural person will have “Knowledge” of a particular fact or other matter if such individual is actually consciously aware of such fact or matter or should have known after a reasonable inquiry; and (b) a Person, other than a natural person, will have “Knowledge” of a particular fact or other matter if any individual who is serving as an officer or director of such Person currently has Knowledge, as stated in clause (a), of such fact or other matter.
“Leased Real Property” is defined in Section 3.11.
“Lenders” is defined in Section 5.10.
“Liability” means any existing liability or obligation (which includes any obligation under any Contract).
“Loss” means any claim, demand, loss, fine, interest, penalty, assessment, cost or expense (including reasonable attorneys' fees or expenses), damage or any other Liability.
“Major Contract” is defined in Section 3.8(a).
“Manually Recorded Commodity Transactions” means the Company's detailed listing of Commodity Transactions of the Company.
“Market Value of Commodity Inventory” is defined in Section 2.2(b).
“Material Adverse Effect” means, with respect to any Person, any event or condition that, individually or in the aggregate, has had a materially adverse effect on the business of such Person and its Subsidiaries, taken as a whole, except that none of the following will be deemed to constitute, and none of the following will be taken into account in determining the occurrence (or possible occurrence) of a Material Adverse Effect: (a) the reaction (including subsequent actions) of any Person not a Party to any transaction contemplated herein resulting from the public announcement of this Agreement, any transaction contemplated herein or otherwise; (b) any event or condition generally affecting any of the industries in which such Person operates, the United States economy as a whole or any foreign economy in any location where, or with respect to which, such Person has material operations, including, without limitation, changes in Commodity prices or volumes or the equity or debt markets; (c) any national or international political or social event or condition, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) any financial, banking or securities market (including any disruption thereof or any decline in the price of any security or any market index); (e) the payment of any amount due to, or the provision of any other benefit (including employee benefit or payment to employees) to, any officer or employee under any employment contract, non-competition agreement, employee benefit plan, severance arrangement or other arrangement in existence on the date hereof; (f) compliance with any term of, or the taking of any action required by, this Agreement; (g) any existing event or condition with respect to which Buyer has Knowledge as of the date hereof; (h) any change in GAAP or other accounting requirement or principle or any change in Applicable Law or the interpretation thereof or effect resulting therefrom; (i) any action required to be taken under any Major Contract or Applicable Law; or (j) any adverse event or condition regarding the Business that is, in all material respects, cured, taken into account in the Purchase Price or otherwise mitigated at no expense to Buyer before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 6.4.
“Materiality Qualifier” means a qualification to a representation or warranty by use of the word “material,” “materially” or “materiality” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect or a “materially adverse effect.”
“Membership Interest” is defined in Section 3.2(b).
“Methodologies” is defined in Section 2.2(a).
“Multiemployer Plan” has the meaning given in section 3(37) of ERISA.
“Net Book Value of Non-Current Assets and Liabilities” is defined in Section 2.2(c).
“Net Tax Savings” is defined in Section 2.8.
“Net Working Capital” is defined in Section 2.2(b).
“Net Working Capital Baseline” is defined in Section 2.2(b).
“Non-Competition Agreement” means the Non-Competition and Non-Solicitation Agreement, substantially in the form attached hereto as Exhibit A.
“Non-Defending Party” is defined in Section 8.5(c).
“Order” means any order, writ, injunction, decree, judgment, award or determination, that is exclusive to the applicable Person, of or from, or Contract with, any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).
“Ordinary Course of Business” means any action (which includes, for this definition, any failure to take action), condition, circumstance or status of or regarding a Person that is (a) consistent with the past practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person or (b) similar in nature and magnitude to actions customarily taken (or not taken) without any specific authorization by the board of directors (or by any Person or group of Persons exercising similar authority) of such Person.
“Organizational Document” means, for any Person (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person, (b) any limited liability company agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person, (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person or (d) any amendment to any of the foregoing.

“Other Indemnified Person” means, for any Person, such Person's Affiliates and each of such Person's and each of such Affiliate's stockholders, officers, directors, partners, members, governors, managers, employees, agents, representatives and permitted successors and assigns.
“Party” means Seller or Buyer, individually, and “Parties” means Seller and Buyer, collectively.
“Pension Plan” has the meaning given in section 3(2) of ERISA.
“Permit” means any license, permit, registration or similar authorization from a Governmental Authority.
“Permitted Encumbrance” means any (a) Encumbrance listed in the Schedules or noted in any of the Financial Statements, (b) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty, (c) Encumbrance arising under any original purchase price conditional sales contract or equipment lease, (d) easement, covenant, condition or restriction of record, (e) easement, covenant, condition or restriction not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the Business, (f) zoning or other governmentally established Encumbrance, (g) pledge or deposit to secure any obligation under any workers or unemployment compensation law or to secure any other public or statutory obligation, (h) mechanic's, materialmen's, landlord's, carrier's, supplier's or vendor's lien or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue for a period of more than 90 days, (i) railroad trackage agreement, utility, slope or drainage easement, right-of-way easement or lease regarding any sign, or (j) other imperfection of title or license or other Encumbrance, if any, that does not impair the use or operation of any asset to which it relates in the conduct of the business of the applicable Person as presently conducted.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.
“Plan” means an “employee benefit plan” (as such term is defined in section 3(3) of ERISA) and any other employee benefit plan, program, agreement or arrangement of any kind, including any: stock option or ownership plan; stock appreciation rights plan; stock purchase plan; phantom stock plan; executive compensation plan; bonus, incentive compensation, deferred compensation or profit-sharing plan; or arrangement regarding any vacation, holiday, sick leave, fringe benefit, educational assistance, pre-Tax premium or flexible spending account plan or life insurance.
“Plan Sponsor” has the meaning given in section 3(16)(B) of ERISA.
“Post-Closing Statement” is defined in Section 2.6.
“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to any complete Tax period of the Company relating to any Tax that includes but does not end on the Closing Date, any portion thereof ending on, and including, the Closing Date.
“Pre-Closing Taxes” is defined in Section 5.8(b).
“Proceeding” means any action, arbitration, audit, claim, demand, grievance, complaint, hearing, inquiry, investigation, litigation, proceeding or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Prohibited Transaction” has the meaning given in section 406 of ERISA and 4975 of the Code.
“Prop Trading” is defined in Section 5.2(e).
“Purchase Price” is defined in Section 2.1.
“Purchase Price Cap” is defined in Section 2.1.
“Purchase Price Component” is defined in Section 2.1.
“Purchase Price Mediator” is defined in Section 2.6(b).
“Purchase Price Threshold” is defined in Section 2.5(a).
“Qualified Mediator” is defined in Section 2.6(b).
“RCRA” is defined in Section 3.12(a).
“Real Property” means all real property, buildings, structures or fixtures owned or leased by the Company or Enserco Midstream.
“Real Property Leases” is defined in Section 3.11.
“Reporting Date” is defined in Section 2.2(a).
“Retained Employees” is defined in Section 5.9(a).
“Retention Agreements” is defined in Section 5.9(a).
“Risk Policy” means the Company's Risk Policies and Procedures and in effect as of March 31, 2009 through the date of this Agreement.
“Schedule or Schedules” means the schedule delivered and made a part of this Agreement on the date hereof, subject to Section 9.13.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” is defined in the Preamble to this Agreement.

“Seller's Statement” is defined in Section 2.6.
“Seller Termination Fee” is defined in Section 6.5(a).
“Shares” is defined in the Recitals to this Agreement.
“Software Assignment” is defined in Section 5.13.
“Special Representation” is defined in Section 8.3(c).
“Straddle Period” is defined in Section 5.8(b).
“Straddle Tax Returns” is defined in Section 5.8(b).
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person's Subsidiaries.
“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not.
“Tax Benefit” is defined in Section 8.7(a).
“Tax Claim” means any claim by a Governmental Authority with respect to any Tax that, if successful, might result in an indemnity obligation hereunder.
“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.
“Termination Date” is defined in Section 6.4(b).
“Third-Party Claim” is defined in Section 8.5(a).
“Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, in writing, that states that such matter is being or will be asserted, commenced, taken or otherwise pursued (including if conditioned upon certain events occurring or not occurring).
“Title IV Plan” means a Pension Plan that is subject to Title IV of ERISA, other than a Multiemployer Plan.

“Trade Book” means the Electronically Recorded Trade Book and the Manually Recorded Commodity Transactions.
“Trade Book Value” is defined in Section 2.2(a).
“Trade Book Claim” means Seller's failure to disclose on or prior to Closing or material misrepresentation with respect to (a) a Commodity Transaction in the Trade Book or (b) a Major Contract.
“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property), documentary, conveyance or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.
“Transition Services Agreement” is defined in Section 5.16.